Exhibit 10.1

720 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS

Lease to

MOTUS GI HOLDINGS, INC.

FROM THE OFFICE OF:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

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EXHIBITS

Exhibit A	--	Premises Plan
Exhibit B	--	Site Plan
Exhibit C	--	Landlord Work Plan
Exhibit D	--	Form of SNDA
Exhibit E	--	Form of Letter of Credit

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INDENTURE OF LEASE

720 UNIVERSITY AVENUE

THIS INDENTURE OF LEASE (this “Lease”) made as of the 11th day of March, 2020 (the “Effective Date”), by and between 720 UNIVERSITY PROPERTY, LLC, a Delaware limited liability company, having a mailing address c/o Hilco Redevelopment Partners, 99 Summer Street, Suite 1110, Boston, Massachusetts 02110 (hereinafter referred to as the “Landlord”), of the one part, and the tenant named in Section 1.1(a) below (hereinafter referred to as the “Tenant”), of the other part.

W I T N E S S E T H:

Article I

Basic Data

Section 1.1

The following sets forth basic data hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

(a)	Tenant: Motus GI Holdings, Inc., a Delaware corporation.

(b)	Mailing Address of Tenant: Prior to the Commencement Date: 1301 E. Broward Boulevard, Fort Lauderdale, Florida 33301. After the Commencement Date, the Premises.

(c)	Tenant’s E-mail Address (for information regarding billings and statements): Andrew@motusgi.com.

(d)	Commencement Date: The date on which Landlord tenders possession of the Premises to Tenant with Landlord’s Work (as defined in Section 7.1 hereof) Substantially Completed (as defined in Section 7.1). Landlord estimates that the Commencement Date will occur on before that date which is three (3) months from the Execution Date (the “Estimated Commencement Date”).

(e)	Term or Lease Term: Commencing on the Commencement Date and expiring on the last day of the month in which the date which is six (6) years and two (2) months after the Commencement Date occurs, unless sooner terminated as provided herein (the “Expiration Date”).

(f)	Extension Options: One (1) period of five (5) years as provided in and on the terms set forth in Section 3.3 hereof.

(g)	Lease Year: Commencing as of the Commencement Date, or as of any anniversary of the Commencement Date, the successive twelve (12) month period in which any part of the Lease Term occurs.

(h)	Rent Commencement Date: That date which is two (2) months following the Commencement Date.

(i)	Annual Fixed Rent: During the Lease Term (subject to Section 4.1(d)), Annual Fixed Rent with respect to the Premises shall be payable by Tenant as follows:

Lease Year	Annual Rent	Monthly Payment	PSF
1	$197,863.00	$16,488.58	$25.75
2	$205,547.00	$17,128.92	$26.75
3	$213,231.00	$17,769.25	$27.75
4	$220,915.00	$18,409.58	$28.75
5	$228,599.00	$19,049.92	$29.75
6	$236,283.00	$19,690.25	$30.75
7	$243,967.00	$20,330.58	$31.75

(j)	Permitted Use: General, administrative and executive offices, and uses ancillary thereto.

(k)	Landlord’s Contribution: $399,568.00.

(l)	Security Deposit: $65,954.32.

(m)	Tenant’s Proportionate Share: 9.88%, which is the fraction the numerator of which is the total square footage of the floor area of the Premises and the denominator of which is the total square footage of leased floor area of the Building, subject to the provisions set forth in this Lease.

Article II

The Premises

Section 2.1 – Demise.

(a)	Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, the premises shown on Exhibit A hereto annexed (the “Premises”) and made a part hereof which shall be deemed to be 7,684 rentable square feet of floor area on the first (1st) floor (the “Premises Plan”) in the building (the “Building”) shown on the site plan attached hereto as Exhibit B, which Building shall be deemed to be 77,759 rentable square feet and which Building is located on the property located at 720 University Avenue, Norwood, Massachusetts (the “Property”), which Property is also shown on the Site Plan.

(b)	Excepting and reserving to Landlord the roof and exterior walls of the Building; and further reserving to Landlord the right to place in the Premises (in such manner as to reduce to a minimum the interference with Tenant’s use of the Premises) structural supports, ducts, shafts, conduits, utility lines, pipes and the like which may or may not service the Premises, and to replace and maintain and repair such structural supports, ducts, shafts, conduits, utility lines, pipes and the like in, over and upon the Premises as may have been installed by Landlord in, on or under said building or buildings.

Article III

Term of Lease

Section 3.1 – Term.

TO HAVE AND TO HOLD the Premises unto Tenant for the term specified in Section 1.1(d) hereof unless sooner terminated as provided herein.

Section 3.2 – Commencement Date.

(a)	This Lease shall be effective as of the Effective Date. The Term of this Lease shall commence on the Commencement Date. The parties hereto agree, upon demand of the other, to execute a supplemental instrument expressing the Commencement Date and the Rent Commencement Date. The failure of the parties to execute said statement shall not affect the validity of this Lease, nor shall it affect the Commencement Date or the Rent Commencement Date.

(b)	Neither this Lease nor the obligations of Tenant hereunder shall be affected by a postponement of the Commencement Date and Landlord shall not be subject to any liability for failure to make possession of the Premises available on the Estimated Commencement Date.

Section 3.3 – Extension Option.

(a)	On the conditions (which conditions Landlord may waive in its sole discretion by written notice to Tenant) that both at the time of exercise of the Extension Option and as of the commencement of the Extended Term (i) there exists no Event of Default (as defined in Section 19.1), (ii) this Lease is still in full force and effect, (iii) Tenant then occupies one hundred percent (100%) of the entirety of the initially demised Premises, and (iv) Tenant shall have delivered to Landlord an extension of the Letter of Credit through the expiration of the Extended Term, then Tenant shall have the right (the “Extension Option”) to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except as expressly set forth in this Section 3.3 and Section 3.4) for one (1) period of five (5) years (the “Extended Term”). Notwithstanding any provision of this Lease to the contrary, except as expressly set forth in Section 3.4(e), Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of the Extension Option.

(b)	To exercise the Extension Option, Tenant shall give written notice (the “Extension Exercise Notice”) to Landlord exercising the Extension Option, no later than nine (9) months and no earlier than twelve (12) months prior to the expiration of the Lease Term. Within thirty (30) days after receipt of the Extension Exercise Notice, Landlord shall give to Tenant a quotation of the proposed Annual Fixed Rent for the Extended Term based on Landlord’s determination of Prevailing Market Rent (as defined in Section 3.4(d)) (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, Tenant may make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent for the Extended Term, which Broker Determination shall be made in the manner set forth in Section 3.4. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(c)	Upon the timely giving of the Extension Exercise Notice by Tenant to Landlord, then this Lease and the Lease Term hereof shall automatically be deemed extended for the Extended Term upon all of the agreements, terms, covenants and conditions of this Lease except as expressly set forth herein, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.3 and in Section 3.4; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term after the exercise, if applicable, of the Extension Option. If Tenant fails to give a timely Extension Exercise Notice, then Tenant shall have no further right to extend the Term of the Lease pursuant to this Section 3.3.

Section 3.4 – Broker Determination of Prevailing Market Rent.

In the event a request for a Broker Determination of Prevailing Market Rent is made pursuant to the terms of Section 3.3, the following terms and conditions shall apply:

(a)	Tenant’s Request. Tenant shall send a notice to Landlord in accordance with Section 3.3, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease, and (ii) include the name of a broker selected by Tenant to act for Tenant, which broker must be a Qualified Broker (as hereinafter defined). A “Qualified Broker” means a commercial real estate broker associated with a major commercial real estate brokerage firm with at least ten (10) years full-time commercial real estate brokerage experience in the Route 128 South market area (the “Market Area”).

(b)	Landlord’s Response. Within ten (10) business days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of its Qualified Broker.

(c)	Rental Value Determination. Within ten (10) days after selection of both brokers, the two (2) brokers so selected shall deliver to both Landlord and Tenant their respective written determinations of the Prevailing Market Rent (each, a “Final Determination”). If the two (2) brokers so appointed agree on the Prevailing Market Rent, the Prevailing Market Rent shall be the amount so determined. If the two (2) brokers so appointed do not agree on the Prevailing Market Rent, the two (2) brokers shall within ten (10) days thereafter jointly appoint a third (3rd) impartial Qualified Broker (the “Neutral Broker”). The Neutral Broker, within thirty (30) days after its appointment, shall make a determination of the Prevailing Market Rent by selecting either the amount in Landlord’s Final Determination or the amount set forth in Tenant’s Final Determination, whichever the Neutral Broker determines is the Prevailing Market Rent for the Premises. The Neutral Broker may not select any other amount as the Prevailing Market Rent. The determination made by the Neutral Broker hereunder shall be final and binding on both Landlord and Tenant.

(d)	Prevailing Market Rent. The “Prevailing Market Rent” shall mean the fixed annual rent (which may provide for annual increases in rent during said Extended Term) that a willing lessee would pay and a willing lessor would accept in an arms’ length negotiation for comparable space, for a tenant of comparable credit, in comparable office buildings in the Market Area during the Extended Term, and shall take into account all relevant factors, including, without limitation, improvement allowances, brokerage commissions and all other applicable terms and conditions of the tenancy in question provided, however, that in no event shall the Prevailing Market Rent be less than the Annual Fixed Rent due from Tenant to Landlord in the last year of the initial Term. Landlord shall have no obligation to make or pay for any improvements to the Premises or to pay any allowances or inducements of any kind, and any such concessions shall merely be reflected in the determination of Prevailing Market Rent.

(e)	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the Neutral Broker, if applicable.

(f)	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a Qualified Broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated Qualified Brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Neutral Broker willing so to act, Tenant, Landlord or either broker previously designated may request the Greater Boston Real Estate Board (or such organization as may succeed to the Greater Boston Real Estate Board) to designate the Neutral Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been reasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by Tenant, Landlord, or the brokers first appointed or the Boston Bar Association (or such organization as may succeed to the Boston Bar Association), as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by Landlord or Tenant such vacancy may be filled by the Boston Bar Association (or such organization as may succeed to the Boston Bar Association), and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Article IV

Annual Fixed Rent

Section 4.1 – Annual Fixed Rent.

(a)	Tenant agrees to pay to Landlord, on the Rent Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the original Lease Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.1 hereof and on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined pursuant to Section 3.3 and Section 3.4 for the Extended Term (all without offset or abatement except as otherwise expressly provided in this Lease). Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid to Landlord at its office in Boston, Massachusetts set forth on page 1 of this Lease.

(b)	Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

(c)	Additional Rent (as defined in Section 20.8 hereof) payable by Tenant on a monthly basis as provided in this Lease, likewise shall be prorated for any partial month of the Lease Term.

(d)	Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease. Annual Fixed Rent, Additional Rent and all other charges payable under this Lease shall be paid by Tenant to Landlord in lawful money of the United States in immediately available funds and without notice or demand and with setoff, deduction or abatement, except as otherwise expressly set forth in this Lease.

Section 4.2 – Late Payment.

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date such amount is past due (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount (“Late Fee”) and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at the Default Rate (as defined in Section 20.20 hereof); provided, however, the first time in each calendar year of the Lease Term that Landlord shall not have received any Outstanding Amount within such five (5) day grace period, no such Late Fee or interest at the Default Rate shall be due and payable by Tenant provided Tenant pays such Outstanding Amount within five (5) days after written notice thereof. Such Late Fee and interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

Article V

Additional Rent – Taxes

Section 5.1 – Definitions.

The term “Taxes” is hereby defined to mean all general and special taxes, including existing and future assessments for road, sewer, utility and other local improvements and other governmental charges which may be lawfully charged, assessed, or imposed upon or allocable to the Property. There shall be excluded from such taxes interest or penalties on late payment of real estate taxes, all income, estate, succession, gift, inheritance, corporate excise and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Taxes”. Landlord shall pay, or cause to be paid, before the same become delinquent, all Taxes, provided however, that if authorities having jurisdiction assess Taxes which Landlord deems excessive, Landlord may defer compliance therewith to the extent permitted by the laws of the State of Massachusetts (the “State”) so long as the validity or amount thereof is contested by Landlord in good faith and so long as Tenant’s occupancy of the Premises is not disturbed or threatened. Notwithstanding the foregoing, “Taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of or as a substitute, either in whole or in part, for Taxes as set forth above, (b) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term.

Section 5.2 – Personal Property Taxes.

Tenant shall pay all taxes which may be lawfully charged, assessed, or imposed upon all of Tenant’s fixtures and equipment of every type and also upon all of Tenant’s personal property in the Premises, and Tenant shall pay all license fees and other charges which may lawfully be imposed upon the business of Tenant conducted upon the Premises.

Section 5.3 – Tenant’s Share of Taxes.

(a)	Tenant shall, on account of each tax year that occurs during the Term of this Lease, pay to Landlord, as Additional Rent, that portion of the Taxes for such tax year as shall result from multiplying the same by a fraction, the numerator of which is the total square footage of floor area of the Premises (which shall be deemed to be the square footage of the Premises set forth in Section 2.1 above), and the denominator of which is the total square footage of leasable floor area of the Building (which shall be deemed to be the square footage of the Building set forth in Section 2.1 above).

(b)	Tenant’s Proportionate Share of Taxes shall be equitably adjusted for and with respect to the first and last partial tax years (if any) of the term of this Lease. Where the applicable tax bills and computations are not available prior to the end of the term hereof, then a tentative computation shall be made on the basis of the previous year’s Taxes payable by Tenant, with a final adjustment to be made between Landlord and Tenant promptly after all bills and computations are available for such period. Landlord shall provide to Tenant copies of all Tax bills upon request.

(c)	Tenant’s Proportionate Share of Taxes shall be due and payable within thirty (30) days after receipt by Tenant of Landlord’s invoice. However, Tenant shall make monthly tax deposits with Landlord in an amount equal to one-twelfth (1/12th) of Tenant’s annual pro rata share of Taxes as reasonably estimated by Landlord (taking into account relevant factors including the prior year’s Taxes), with a final adjustment to be made between the parties as soon as said pro rata share has been determined. Accordingly, if the amounts paid by Tenant to Landlord on account of Tenant’s pro rata share of Taxes exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to Tenant’s pro rata share of Taxes, Landlord, at its option, shall refund to Tenant the amount of such excess or apply the amount of such credit to the sums of Annual Fixed Rent next coming due, as the case may be, within thirty (30) days after notice of such determination; provided, however, if the Lease Term has ended, Landlord shall promptly provide such refund to Tenant. Similarly, if the amounts paid by Tenant to Landlord on account of Tenant’s pro rata share of Taxes were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as Additional Rent, the amount of such deficiency within thirty (30) days after notice of such determination.

(d)	In every case, Taxes shall be adjusted to take into account any abatement or refund thereof paid to Landlord by the appropriate authorities, less all of Landlord’s reasonable out of pocket costs of securing such abatement or refund (Landlord having the sole right to contest Taxes, but Landlord agrees to contest Taxes upon the reasonable request of Tenant). If Landlord shall elect to negotiate or contest such Taxes, Landlord shall be entitled to bill Tenant for its said pro rata share of the reasonable out of pocket costs and expenses thus incurred by Landlord as and when the same are incurred, and the same shall constitute part of such Taxes. To the extent that Landlord has so billed and received from Tenant payment of such costs and expenses, the same shall not be deducted as aforesaid from the abatement or refund, if any, ultimately received with respect thereto.

Article VI

Intentionally Omitted

Article VII

Condition of the Premises

Section 7.1 – Landlord’s Work.

(a)	Landlord shall provide Tenant with a turnkey construction of the Premises by performing the work shown on the plan attached hereto as Exhibit C (the “Landlord Work Plan”; and such work being referred to herein as the “Landlord’s Work”.

(b)	Landlord shall enter into a direct contract (“Construction Contract”) for Landlord’s Work with a general contractor selected by Landlord (the “General Contractor”). The General Contractor shall obtain all approvals and permits required by applicable Legal Requirements (as defined in Section 11.7 hereof) to perform the Landlord’s Work. Landlord shall be responsible for performing the Landlord’s Work; provided, however, (i) in no event shall Landlord be obligated to perform any work or alterations which are not shown on the Landlord Work Plan; and (ii) in no event shall Landlord be obligated to expend an amount in excess of the Landlord’s Contribution on account of the Landlord’s Work. Landlord’s Contribution shall be applied toward all of the costs and expenses incurred by Landlord arising out of and in connection with performing the Landlord’s Work, including, without limitation, architectural and engineering fees, construction costs, permit fees, overhead and profit of the general contractor, costs and expenses for the purchase and installation of improvements and a construction management fee payable to Landlord in the amount of three percent (3%) of all costs incurred for Landlord’s Work up to the amount of the Landlord’s Contribution; it being agreed that Tenant shall not be required to pay any construction management fee attributable to Tenant’s Contribution. If, from time to time, Landlord determines in its good faith reasonable discretion that the cost of performing the Landlord’s Work will exceed the amount of the Landlord’s Contribution, Landlord shall notify Tenant (the “Cost Overrun Notice”) of the estimated amount of such cost overruns (the “Cost Overruns”). Within five (5) business days after Landlord sends the Cost Overrun Notice, Tenant shall notify Landlord whether Tenant accepts or rejects the Cost Overruns; provided, that if (i) Tenant fails to respond to Landlord within such five (5) business day period, then Tenant shall be deemed to have approved the Cost Overruns and Landlord shall be permitted to perform Landlord’s Work with respect thereto or (ii) if Tenant rejects the Cost Overruns, then Landlord and Tenant will reasonably cooperate to determine the same within three (3) business days and any day after such three (3) business day period to do so shall be deemed to be a Tenant Delay. Tenant shall pay to Landlord, within ten (10) business days after Landlord incurs such costs and provides reasonable evidence to Tenant of the same, as Additional Rent, a sum equal to the amount of such excess of the costs and expenses of performing Landlord’s Work over the amount of the Landlord’s Contribution (the “Tenant’s Contribution”). Notwithstanding the occurrence of the Commencement Date, Tenant shall not be permitted to commence occupancy of the Premises unless and until Tenant delivers the Tenant’s Contribution. Tenant shall have the right to appoint a construction representative (“Tenant’s Representative”), at Tenant’s sole cost and expense, to interface with Landlord and its construction team during Landlord’s Work. Landlord shall keep Tenant’s Representative reasonably updated as to the progress of Landlord’s Work and the costs associated therewith (i.e., progress towards the maximum amount of Landlord’s Contribution).

(c)	If any part of Landlord’s Work is delayed from being Substantially Completed as a result of or arising out of a Tenant Delay (as defined below), then Landlord’s Work shall be deemed to have been Substantially Completed on the date that such work would have been Substantially Completed but for such Tenant Delay. Without limiting the foregoing, if the Landlord’s Work is deemed Substantially Completed as aforesaid, but the Landlord’s Work is not in fact Substantially Completed, then Tenant shall not (except with Landlord’s prior written consent) be entitled to take possession of the Premises for any purpose until the Landlord’s Work is in fact Substantially Completed. As used herein, “Tenant Delay” shall mean any delay in the performance of the work required by Landlord pursuant to Section 7.1 of this Lease that actually delays Landlord’s Work by one (1) day or more and/or the issuance of a building permit or certificate of occupancy arising out of or resulting from the following: (i) any delay and/or default on the part of Tenant or its agents (including Tenant’s Representative), engineers, architects, or contractors, or (ii) any interference with the performance of the work required hereunder by Landlord by Tenant or any of its agents (including Tenant’s Representative), engineers, architects, or contractors, or (iii) any other action or inaction by Tenant or any of Tenant’s agents (including Tenant’s Representative), engineers, architects, or contractors.

(d)	On or about the date when Landlord’s Work is Substantially Completed, Landlord’s construction representative and Tenant’s Representative shall perform a walkthrough of the Premises and jointly prepare a punch-list setting forth any items of Landlord’s Work which are incomplete and deliver the same to Tenant and Landlord. Landlord shall complete such punch-list items as soon as reasonably practicable after such walk-through of the Premises. “Substantially Completed” shall mean the substantial completion of Landlord’s Work complete with occupancy permit (which may be temporary) or certificate of completion from the agency having jurisdiction over Landlord’s Work, excepting only (i) punch-list items which can be completed without material interference with Tenant’s use of the Premises, and (ii) any other items which because of the seasonal nature of the item (such as HVAC balancing) or in accordance with good construction practice, are not practicable to complete at such time.

(e)	Landlord represents and warrants that the base building systems (HVAC, mechanical, electrical, lighting, plumbing and life safety), the walls, windows, roof, and all structural elements of the Building are, as of the Effective Date, in good working order and, to Landlord’s knowledge, have a useful life of no less than the length of the initial Lease Term provided, however, that nothing in the foregoing shall derogate from Landlord’s ability to include costs relating to any of the same in Operating Costs to the extent permitted as set forth in Section 9.1 hereof.

Article VIII

Assignment and Subletting

Section 8.1 – Prohibition.

(a)	Notwithstanding any other provision of this Lease, Tenant shall not, directly or indirectly, assign, mortgage, pledge or otherwise transfer, voluntarily or involuntarily, this Lease or any interest herein or sublet (which term without limitation, shall include granting of concessions, licenses, and the like) or allow any other person or entity to occupy the whole or any part of the Premises, without, in each instance, having first received the express consent of Landlord subject to, and in accordance with, the terms and conditions of this Article VIII. Any assignment, mortgage, pledge, transfer of this Lease or subletting of the whole or any part of the Premises by Tenant without Landlord’s express consent as hereinafter provided (and excepting as expressly permitted pursuant to Section 8.7 hereof) shall be invalid, void and of no force or effect. Except for so long as Tenant’s stock is publicly traded on a nationally recognized stock exchange and except as expressly permitted pursuant to Section 8.7 hereof, this prohibition includes any direct or indirect change in “control” as a result of any assignment, subletting, or other transfer which would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant’s corporate ownership, and/or proprietary structure, including, without limitation, a change in the partners of any partnership, a change in the members and/or managers of any limited liability company, and/or the sale, pledge, or other transfer of any of the issued or outstanding capital stock of any corporate Tenant. For purposes hereof, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

(b)	In the case of any assignment or subletting, Tenant originally named herein shall remain fully liable for all obligations of Tenant hereunder, including, without limitation, the obligation to pay the Rent and other amounts provided under this Lease and such liability shall not be affected in any way by any future amendment, modification, or extension of this Lease or any further assignment, other transfer, or subleasing and Tenant hereby irrevocably consents to any and all such transactions. It shall be a condition of the validity of any permitted assignment or subletting that the assignee or sublessee agree directly with Landlord, in form reasonably satisfactory to Landlord, to be bound by all obligations of Tenant hereunder, including, without limitation, the obligation to pay all Rent and other amounts provided for under this Lease and the covenant against further assignment or other transfer or subletting except subject to, and in accordance with, the terms and conditions of this Article VIII.

Section 8.2 – Further Assignment and Subletting

Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting subject to, and in accordance with, the terms and conditions of this Article VIII. In no event shall any permitted subtenant or assignee assign or encumber its sublease or further sublet the Premises, or otherwise suffer or permit any portion of the Premises to be used or occupied by others except subject to, and in accordance with, the terms and conditions of this Article VIII.

Section 8.3 – Notice of Assignment or Sublease; Termination Rights.

If Tenant desires to assign this Lease or sublet all of the Premises (and provided, for the avoidance of the doubt, that Tenant shall have no right to sublease less than all of the Premises), then Tenant shall give notice thereof (the “Assignment/Sublease Notice”) to Landlord, which Assignment/Sublease Notice shall be accompanied by (i) the date Tenant desires the assignment or sublease to be effective, (ii) the material business terms on which Tenant would assign or sublet such premises, (iii) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business, and its proposed use of the Premises, (iv) current financial information with respect to the proposed assignee, including, without limitation, its most recent financial statements, and (v) such other information Landlord may reasonably request. Excepting only (A) as set forth in Section 8.3(b) hereof and (B) as expressly permitted pursuant to Section 8.7 hereof, such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right (“Landlord’s Recapture Right”), at Landlord’s option to terminate this Lease, upon the terms and conditions hereinafter set forth. If Landlord exercises its Landlord’s Recapture Right pursuant to the foregoing provisions, then (a) this Lease shall end and expire on the date that such assignment or sublease was to commence (as if such date were the Expiration Date), (b) Rent shall be paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an agreement confirming such termination, and (d) Landlord shall be free to lease the recaptured Premises to any person or persons, including, without limitation, to Tenant’s prospective assignee or subtenant.

Section 8.4 – Consent to Assignment or Sublease.

Landlord shall either exercise Landlord’s Recapture Right as aforesaid or grant or deny its consent to the proposed assignment or sublease by notice from Landlord to Tenant within fifteen (15) days after Landlord’s receipt of Tenant’s notice and the items listed in clauses (i) – (vii) of Section 8.3(a). If Landlord does not exercise Landlord’s Recapture Right as aforesaid, and provided that no Event of Default of Tenant has occurred hereunder, then Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Tenant shall, upon demand, reimburse Landlord for all reasonable third party out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including, without limitation, all reasonable out of pocket legal fees and expenses incurred by Landlord in connection with the granting of any requested consent (the “Landlord Consent Costs”).

In no event shall Landlord be considered to have withheld its consent unreasonably to any proposed assignment or subletting if (it being understood that this is not an all-inclusive list):

(i) the proposed assignee or subtenant is not a reputable person or entity, or has insufficient financial wherewithal, and/or Landlord has not been furnished with reasonable proof thereof;

(ii) the proposed assignee or sublessee may, in Landlord’s reasonable determination, use the Premises for a use which does not comply with the conditions and restrictions set forth in this Lease;

(iii) the proposed assignee or subtenant is then an occupant of the Building provided, that Landlord then has comparably sized space available in the Building;

(iv) the proposed assignee or subtenant is a person or entity (or affiliate of a person or entity) with whom Landlord or Landlord’s agent is then or has been within the prior six months negotiating in connection with the rental of space in the Building provided, that Landlord then has comparably sized space available in the Building; or

(v) the proposed subtenant or assignee shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and/or shall not be subject to the service of process in, and the jurisdiction of the courts of, the Commonwealth of Massachusetts; or

(vi) any mortgagee whose consent to such assignment or sublease is required fails to consent thereto (provided Landlord has used commercially reasonable efforts to obtain such consent).

If an Event of Default of Tenant shall occur after Landlord’s consent hereunder and at any time prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, may be immediately deemed revoked upon notice to Tenant, and in such case, such consent shall be void and without force and effect.

Section 8.5 – Subordination.

Any sublease shall be subject and subordinate to this Lease and to the matters that this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of any subtenant and anyone claiming under or through any subtenant which, if performed or omitted by Tenant, would be a default under this Lease.

Section 8.6 – Profits.

If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within one hundred twenty (120) days after Landlord’s consent to such assignment or sublease (or thirty (30) days after Tenant’s incurring of same if later), deliver to Landlord a complete list of Tenant’s Transaction Costs (as hereinafter defined) paid or to be paid in connection with such transaction, together with a list of all of Tenant’s personal property to be transferred to such assignee or sublessee. Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a)	in the case of an assignment of this Lease, on the effective date of the assignment, an amount equal to fifty percent (50%) of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment of this Lease only (and excluding any consideration for Tenant’s personal property and the value of Tenant’s business) after first deducting customary transaction costs (collectively “Transaction Costs”), including, without limitation, Tenant’s reasonable third-party brokerage fees, legal fees and expenses, advertising costs, marketing downtime free rent amounts, architectural fees, subtenant improvement costs, and Landlord Consent Costs in connection with such assignment; or

(b)	in the case of a sublease, fifty percent (50%) of any consideration payable under the sublease to Tenant by the subtenant that exceeds on a per square foot basis the Annual Fixed Rent accruing during the term of the sublease in respect of the subleased space after first deducting Tenant’s Transaction Costs in connection with such sublease. The sums payable under this clause shall be paid by Tenant to Landlord after recovery by Tenant of the foregoing costs, within thirty (30) days after rent is paid by the subtenant to Tenant.

Section 8.7 – Permitted Transfers; Desk Sharing.

(a)	The provisions of Sections 8.1 and 8.6 shall not apply to the following:

(i) transactions with a business entity into or with which Tenant is merged, consolidated or reorganized or to which substantially all of Tenant’s stock or assets are transferred (each, a “Permitted Transferee”) so long as (x) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (y) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (z) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (unless prior notification is prohibited by legal or confidentiality restrictions, in which case Tenant shall provide such proof as soon as legally permissible); and

(ii) any sublet of all of the Premises or an assignment of this Lease for the Permitted Use to any corporation or other business entity which controls, is controlled by, or is under common control with the original Tenant named herein (a “Related Corporation”). Any such sublease shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or Premises except as a subtenant pursuant to its sublease, nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity if Tenant is not a corporation.

(b)	Notwithstanding the provisions of this Article 8, and specifically the provisions of Sections 8.1 and 8.6 which shall not apply to this subsection, Tenant may, from time to time, subject to all of the provisions of this Lease, permit up to thirty percent (30%) of the rentable square footage of the Premises (the “Desk Space Area”) to be used or occupied under so-called “desk sharing” arrangements by affiliates, subsidiaries, and/or clients of Tenant; provided, that such party is a reputable person or entity of good character (each such party, a “Desk Space User”); provided, further, that (i) any such use or occupancy of Desk Space Area shall be without the installation of any demising partitions or any separate entrance, (ii) each Desk Space User shall use the Premises in accordance with all of the provisions of this Lease, and only for the Permitted Use, (iii) in no event shall the use of any Desk Space Area create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Premises or this Lease, other than a license, (iv) such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease, (v) such desk sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article 8, (vi) no Event of Default is then existing hereunder, and (vii) Tenant may not charge any license fee or other charge to the Desk Space User in excess of such Desk Space User’s pro rata share of Rent hereunder. Provided the foregoing requirements are satisfied by Tenant, Landlord’s consent shall not be required in connection with such Desk Space User. Landlord shall have the right from time to time to require Tenant to provide it with a list of Desk Space Users currently occupying Desk Space Area at the Premises, including (1) the identity of the Desk Space User, (2) a description of the nature and character of its business conducted in the Premises, and (3) the rentable square feet occupied by such Desk Space User.

Section 8.8 – No Waiver.

The acceptance by Landlord of the payment of Annual Fixed Rent, Additional Rent or other charges from an assignee or sublease shall not be considered to be a consent by Landlord to any such assignment, sublease, or other transfer, nor shall the same constitute a waiver of any right or remedy of Landlord. The listing of any name other than that of Tenant on the doors of Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

Section 8.9 – Tenant’s Failure to Complete.

If Landlord does not exercise Landlord’s Recapture Right and Tenant fails, within one hundred twenty (120) days after the delivery of Tenant’s notice, to execute and deliver to Landlord such assignment or sublease then Tenant shall again comply with all of the provisions of this Article VIII before assigning this Lease or subletting all or part of the Premises. In addition, if Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within one hundred twenty (120) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of this Article VIII before assigning this Lease or subletting all or part of the Premises.

Article IX

Tenant’s Contribution

Section 9.1 – Tenant’s Share of Expenses.

(a)	All costs and expenses (the “Operating Costs”) of every kind and nature paid or incurred by Landlord in cleaning, operating, managing, equipping, decorating, lighting, repairing, and maintaining the Property including, without limitation, utilities, equipment and facilities relating thereto and/or required to be provided, maintained or improved (or whose provision, maintenance or improvement is required to be contributed to) by Landlord (including, without limitation, off-site utilities and facilities and improvements such as retention areas, drainage facilities, and all taxes, assessments, costs and other expenses related thereto), and all other common areas of the Property (including, but without limitation, all landscaping and gardening) shall be pro rated, and Tenant shall share therein in the manner hereinafter provided. Operating Costs pro rated under this Section 9.1 shall also include (but shall not be limited to) water and sewer and other utility system charges and assessments; costs of all roof, sky lights, and other maintenance and repairs performed by Landlord; costs of the installation, operation, maintenance, testing and repair of any utility and energy management system including, without limitation, any central HVAC system, central sprinkler system and smoke detection systems; costs of providing, operating and maintaining cellular services, wi-fi or data networks and the like for the Building; costs of the fitness center, cafeteria and other tenant amenities at the Property, costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; costs of the operation, maintenance and repair of any escalators and elevators; compensation, wages, fringe benefits and payroll taxes paid to, for or with respect to all persons below manager level for their services in the operating, maintaining, managing, or cleaning of the Property; costs of liability, property damage, fire, workers’ compensation, and other insurance (including, without limitation, all insurance, hazard, rent and otherwise, from time to time carried by Landlord on any or all structures); fees for required licenses and permits; supplies, costs of uniforms and the cleaning thereof; payments by Landlord relating to traffic safety, fire safety, and other governmental services and programs; property management fees not to exceed three percent (3%) of gross revenues generated by the Property; the fair market rental value of Landlord’s off-site management office, if any (provided, if the management office services one or more other buildings, the shared costs and expenses of such management office shall be equitably prorated and apportioned between the Building and the other buildings); costs of accounting and bookkeeping services and payments under service contracts with independent contractors for operating, repairing, maintaining or cleaning the of the Property; and costs of all capital repairs and improvements made by Landlord during the Lease Term including to all base building mechanical, electrical, plumbing and HVAC systems and equipment and the structural elements of the Building, which capital costs shall be amortized over the number of years of useful life of the capital item in question, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time thereof and with an interest rate of five percent (5%).

(b)	The following shall be excluded from Operating Costs:

(i) Brokerage and leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Property;

(ii) legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

(iii) costs of renovating or otherwise improving or decorating space solely for the benefit of any tenant or other occupant of the Building, including Tenant, or relocating any tenant;

(iv) financing costs on any mortgage or other instrument encumbering the Property and/or the Building including interest, charges, fees and principal amortization of debts and the costs of providing the same and rental on ground leases or other underlying leases and the costs of providing the same;

(v) any liabilities, costs or expenses associated with or incurred in connection with the remediation, removal, enclosure, encapsulation or other handling of hazardous materials and the cost of defending against claims and in regard to the existence, emission or release of hazardous materials at the Property and/or the Building (except to the extent of those costs for which Tenant is responsible pursuant to the express terms of the lease);

(vi) costs of any items for which Landlord is paid or reimbursed by insurance;

(vii) increased insurance assessed specifically to any tenant of the Property for which Landlord is reimbursed by any other tenant or caused by the activities of another occupant of the Property;

(viii) charges for services not provided to Tenant under the Lease or of a nature that are payable directly by Tenant under the Lease and utilities (i.e. water and electricity), services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party reimburses Landlord or pays to third parties;

(ix) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

(x) cost of constructing additional floor area to the Building or the Property, correcting defects in the initial design, construction or equipment of, or latent defects in, Landlord’s Work, the Premises or the Building (but not the costs of ordinary and customary repair for normal wear and tear) or to comply with any covenant, condition, restriction, underwriter’s requirement or law applicable to the Premises or the Property on the Commencement Date;

(xi) payments for rental equipment;

(xii) cost of the initial stock of tools and equipment for operation, repair and maintenance of the Property;

(xiii) late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

(xiv) cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art;

(xv) Taxes, personal property taxes, special assessments, transfer taxes, franchise taxes or inheritance, estate, gift, mortgage recording, excise, succession, or corporation taxes or taxes imposed upon or measured by the income or profits of Landlord;

(xvi) charitable or political contributions;

(xvii) reserve funds for future improvements, repairs, additions, and the like;

(xviii) costs and expenses incurred in connection with any act, omission of or in contesting or settlement of any claimed violation by Landlord, any other occupant of the Property, or their respective agents, employees or contractors, of law or requirements of law;

(xix) depreciation and amortization of the Building or any improvements, equipment or other property on the Property, except as set forth above;

(xx) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord and all fees paid to any parking facility operator (on or off site);

(xxi) costs of repairs occasioned by the negligence or willful misconduct of Landlord, its agents, servants, consultants or employees;

(xxii) insurance increases due to any extrahazardous use in the Building by landlord or any tenants other than Tenant;

(xxiii) the cost of art objects;

(xxiv) that portion of any cost paid to an affiliate of Landlord which is in excess of the amount which would have been paid in an arms-length transaction in the absence of such relationship;

(xxv) costs incurred in connection with the making or enforcement of leases or resolution of disputes with tenants, including, without limitation, court costs, attorneys’ fees and disbursements in connection with any summary proceedings to dispossess any tenant;

(xxvi) the cost of installing any specialty service such as an observatory, broadcasting facilities, luncheon club, health, athletic or recreational club;

(xxvii) costs of mitigation or impact fees or subsidies (however characterized), imposed by a governmental authority; and

(xxviii) costs occasioned by casualties or condemnation.

(c)	Tenant shall, during the Term of this Lease, pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of the Operating Costs incurred by Landlord with respect to the Property, including, without limitation, the costs and expenses set forth in this Section 9.1.

(d)	Tenant’s share shall be paid in monthly installments, in the amount estimated from time to time by Landlord, on the first day of each and every calendar month, in advance.

(e)	Anything in this Lease to the contrary notwithstanding, it is expressly understood and agreed that the designation or use from time to time of portions of the Property as common areas shall not restrict Landlord’s use of such areas for buildings, structures and/or for other purposes as Landlord shall determine, including, without limitation, the expansion or remodeling of the Property to include one or more additional buildings, Landlord hereby reserving for itself the unrestricted right to build, add to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently) any buildings, kiosks, other structures, parking areas, roadways or other areas or facilities anywhere upon the Property for any purposes as Landlord shall determine.

In determining the amount of Operating Costs for any calendar year, if less than 100% of the rentable areas of the Property are occupied by tenants at any time during any such year (or less than 100% of the rentable areas of the Property are receiving services to which Tenant is entitled hereunder, such as janitorial services), then the Operating Costs that vary based on occupancy (such as cleaning or janitorial costs) shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100% throughout such year and 100% of the rentable areas of the Property received such services.

Section 9.2 – Tenant’s Audit Right.

(a)	Landlord will deliver the annual Operating Cost statement (the “Year End Statement”) to Tenant within one hundred twenty (120) days after the expiration of the respective Lease Year (with reasonable detail and backup). Landlord’s failure to render any Year End Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Year End Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Year End Statement prejudice Landlord’s right to thereafter render a corrected Year End Statement for that calendar year; provided, however, in no event shall Landlord have the right to render a Year End Statement (or a corrected Year End Statement) more than two (2) years after the end of the calendar year in question.

(b)	Subject to the provisions of this Section 9.2, Tenant shall have the right, at Tenant’s sole cost and expense, to examine the correctness of the Year End Statement, provided by Landlord under the applicable provisions of this Lease, or any item contained therein:

(i) Any request for examination in respect of any calendar year may be made by notice from Tenant to Landlord no more than one hundred twenty (120) days after the date (the “Operating Cost Statement Date”) that Landlord provides a Year End Statement or a corrected Year End Statement to Tenant in respect of such calendar year. Any examination under the preceding sentence must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after Tenant has made such request, as provided herein.

(ii) Tenant hereby acknowledges and agrees that Tenant’s sole right to contest any Year End Statement shall be as expressly set forth in this Section 9.2. Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Year End Statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any calendar year, then the Year End Statement delivered by Landlord to Tenant shall be conclusive and binding on Tenant.

(iii) So much of Landlord’s books and records pertaining to Tenant’s pro rata share of the Operating Costs for the specific matters questioned by Tenant for the calendar year included in Landlord’s Year End Statement shall be made available to Tenant within thirty (30) days after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section, either electronically or during normal business hours, at the offices where Landlord keeps such books and records.

(iv) Tenant shall have no right to make such examination unless Tenant has paid the amount shown on the Year End Statement. Tenant shall have the right to make such examination no more than once in respect of any calendar year in which Landlord has given Tenant a Year End Statement, provided that, Tenant may make an examination of any subsequently issued corrected Year End Statement for such calendar year.

(v) Such examination may be made only by the following (each, an “Authorized Auditor”): (x) a qualified employee of Tenant, (y) an independent nationally or regionally recognized certified public accounting firm or brokerage firm licensed to do business in the State, or (z) another audit firm licensed to do business in the State, subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed; it being agreed that, Cushman & Wakefield, Inc. is an Authorized Auditor for purposes of this clause (v). No examination shall be conducted by an Authorized Auditor who is to be compensated, in whole or in part, on a contingent fee basis. All costs and expenses of any such examination shall be paid by Tenant.

(vi) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.

(vii) No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

(viii) If as a result of such examination Landlord and Tenant agree (or it is finally determined) that the amounts paid by Tenant to Landlord on account of Tenant’s pro rata share of Operating Costs exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to Tenant’s pro rata share of Operating Costs, Landlord, at its option, shall refund to Tenant the amount of such excess or apply the amount of such credit to amounts of Annual Fixed Rent next coming due, as the case may be, within thirty (30) days after the date of such agreement (unless the term has ended, in which case Landlord shall promptly refund to Tenant the amount of such excess). Similarly, if Landlord and Tenant agree (or it is finally determined) that the amounts paid by Tenant to Landlord on account of Tenant’s pro rata share of Operating Costs were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as Additional Rent, the amount of such deficiency within thirty (30) days after the date of such agreement. Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any Year End Statement. If such examination reveals that the amount that Landlord billed to Tenant and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than five percent (5%) the amount that Tenant should have been billed during such calendar year, then Landlord shall pay the cost of such examination.

Article X

Landlord Services

Section 10.1 –Utilities.

Landlord shall use reasonable efforts to furnish or cause public utilities to furnish electricity to the Leased Premises and water to the Building to the extent and in such manner as is reasonably deemed by Landlord to be adequate for Tenant’s use and occupancy of the Leased Premises. Tenant shall pay for all of its requirements for utilities, including, but not limited to, gas, steam, water, electricity, chilled water, telecommunications and the like, including all utilities necessary for the operation of any supplemental heating and air conditioning units installed by Tenant in the Premises. Landlord, at its sole cost and expense and not as a deduction from Landlord’s Contribution, shall deliver the Premises to Tenant separately metered or submetered for electricity. In the event that Landlord shall elect to supply any utilities, then, insofar as and to the extent that such is permitted pursuant to applicable law and the regulations of the applicable utility company, Tenant agrees to purchase the same from Landlord at actual cost without markup.

Section 10.2 - Services to be Furnished by Landlord to Tenant.

Landlord shall furnish or cause to be furnished to Tenant during the Lease Term:

(a)	Heating, ventilation and air conditioning to the Leased Premises, subject to the provisions below regarding after hour charges;

(b)	Non-exclusive passenger elevator service;

(c)	Maintenance and repair of the roof, exterior walls and other public areas of the Building and electric lighting service for all public areas of the Building;

(d)	Standard building signage identifying Tenant on the Building’s monument sign, in the Building directory and suite entry;

(e)	Janitorial services to the Premises (which shall be performed nightly) and the common areas of the Building at a level comparable to similar commercial properties located in the Market Area. If any additional janitorial services are required because of any improvements in the Premises, the nature of Tenant’s business, or the carelessness of Tenant, in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the cost of such additional janitorial services, as determined by Landlord, as Additional Rent. Tenant shall not arrange for any third-party janitorial services to the Premises without Landlord’s prior written consent.

Except as specified above, such services shall be provided during Normal Business Hours (as hereinafter defined), at such locations, in such manner and to the extent deemed by Landlord to be adequate for the use and occupancy of the Building, with due regard for the prudent control of energy. At Tenant’s request, Landlord shall provide after-hours HVAC service to the Leased Premises at Landlord’s then-prevailing rates (currently $45.00 per hour), subject to increase from time to time.  Normal Business Hours shall mean Monday through Friday 7:00 a.m. to 7:00 p.m. and from 8:00 a.m. until 1:00 p.m. on Saturday, excepting observed holidays in the State.

Landlord may at any time close temporarily the common areas of the Property or any portion thereof to make repairs or changes to prevent the acquisition of public rights therein, and may do such other acts in and to the common areas as in its judgment may be desirable to improve the convenience thereof; provided, however, Landlord shall use its commercially reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection therewith.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Failure by Landlord to any extent to furnish or cause to be furnished the utilities or services described this Lease, or any cessation or interruption thereof, resulting from causes beyond Landlord’s reasonable control shall not render Landlord liable in any respect for damages, provided, however, that Landlord shall use all reasonable efforts to restore such utilities or service by work commenced and prosecuted diligently and continuously to completion. If any such interruption which is within Landlord’s control to correct renders all or a portion of the Premises unusable for the Permitted Use for in excess of ten (10) consecutive days, and Tenant ceases to use the affected portion of the Premises by reason of such untenantability, Tenant shall be entitled to an equitable abatement of rent from the date such interruption commenced until the date the Premises (or applicable portion thereof) are again usable for the Permitted Use.

The provisions of this Section 10.2 shall not apply in the event of untenantability caused by (x) any fire or casualty as set forth in Article XVI, (y) eminent domain as set forth in Article XVII, or (z) any act or omission of Tenant or any Tenant Parties.

Article XI

Other Tenant Covenants

Section 11.1 – Use.

It is understood, and Tenant so agrees, that the Premises during the Term of this Lease shall be used and occupied by Tenant only for the purposes specified as the use thereof in Section 1.1(j) of this Lease, and for no other purpose or purposes. Further, Tenant’s operation for business in the Premises shall comply with all laws, rules and regulations applicable thereto. Access to the Building shall be allowed only to persons with a key/card key to the Building provided by Landlord or to guests accompanied by such persons. On or prior to the Commencement Date, Landlord shall provide Tenant with keys/card key that provides access to the Building sufficient for all its employees at no charge. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination research and development and office building) shall (a) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the common areas; (b) occasion impairment, interference or injury in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (c) cause harmful air emissions, laboratory odors, unusual or other objectionable vibration or noises or any unusual or other objectionable odors, vibrations, noises or emissions to emanate from the Premises or otherwise unreasonably disturb other tenants; or (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office and research and development building.

Section 11.2 – Signage.

(a)	Except as expressly set forth in Section 10.2(d) or this Section 11.2, Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside or inside of, or upon, the Property or the Building to the extent the same is visible from outside of the Premises without Landlord’s consent. If any other signs, advertisements or notices are painted, affixed, or otherwise displayed without the prior approval of Landlord or otherwise in accordance with this Section 11.2, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.

Section 11.3– Rules and Regulations. Tenant shall, and shall cause all Tenant Parties to, comply with all reasonable rules and regulations hereafter implemented by Landlord, of which Tenant has been given at least five (5) business days’ advance notice, for the care and use of the Building and the Property, but Landlord shall not be liable to Tenant for the failure of other occupants of the Property to conform to such rules and regulations. Landlord shall not enforce the rules and regulations in a discriminatory manner. If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations for the Building, the provisions of this Lease shall control.

Section 11.4 – Floor Load. Tenant shall not place a load upon any floor in the Premises exceeding 100 pounds (including partitions) per square foot of floor area; and shall not move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance approve (which approval shall not be unreasonably withheld, conditioned, or delayed). Tenant’s equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

Section 11.5 – Attorney’s Fees. Tenant shall pay, as Additional Rent, all reasonable out of pocket costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant. In the event of any litigation between the parties, Tenant shall not be obligated to make any payment to Landlord of any attorneys’ fees incurred by Landlord unless judgment is entered (final, and beyond any appeal timely taken) in favor of Landlord in the lawsuit relating to such fees. Landlord shall pay, within thirty (30) days of demand by Tenant, all reasonable costs and attorneys’ fees and other fees incurred by Tenant in connection with any litigation between Landlord and Tenant where judgment is entered (final, and beyond appeal) in favor of Tenant.

Section 11.6 – Tenant’s Vendors. Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 11.7 – Legal Requirements. Tenant shall, and shall cause all Tenant Parties to, comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) now or hereafter in force which shall impose a duty on Landlord or Tenant relating to Tenant’s use and occupancy of the Premises, including without limitation, which obligation shall include ensuring that all contractors that Tenant utilizes to perform work in the Premises comply with all Legal Requirements. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.7.

Article XII

Alterations

Section 12.1 – Landlord’s Approval.

(a)	Landlord’s Approval Required. Tenant shall not make alterations, additions, installations or improvements to the Premises (collectively “Alterations”), whether before or during the Lease Term, without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary contained herein, Tenant shall not make Alterations to the Premises which: (i) affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises, (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, (iii) enlarge the rentable square footage of the Premises, or (iv) will increase the cost of insurance or taxes on the Building or of the services required for the Building (unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord), in each case without Landlord’s prior written approval, which may be granted or withheld in Landlord’s sole discretion.

(b)	Alterations Permitted without Landlord’s Approval. Notwithstanding the terms of Section 12.1(b), Tenant shall have the right, without obtaining the prior approval of Landlord, but upon written notice to Landlord given at least thirty (30) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make Alterations to the Premises which: (i) are solely within the interior of the Premises, and do not affect the exterior of the Premises and/or the Building (including signs on windows); (ii) do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building; (iii) in each instance (and in the aggregate for any twelve (12) month period) cost less than Fifty Thousand Dollars ($50,000.00); and (iv) in all respects, comply with Legal Requirements.

(c)	Specialty Improvements. At the time Landlord approves any of Tenant’s Alterations, Landlord shall notify Tenant which of the subject Alterations, if any, constitute Specialty Improvements and whether Tenant will be required to remove such Specialty Improvements at the end of the Term, provided that Tenant shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of Tenant’s notice delivered concurrently with such plans and specifications: “IF LANDLORD FAILS TO NOTIFY TENANT AT THE TIME LANDLORD APPROVES THESE PLANS AND SPECIFICATIONS THAT ANY ALTERATIONS SHOWN THEREON ARE SPECIALTY IMPROVEMENTS (AS DEFINED IN THE LEASE), LANDLORD MAY NOT REQUIRE TENANT TO REMOVE SUCH SPECIALTY IMPROVEMENTS AT THE END OF THE TERM OF THE LEASE.” “Specialty Improvements” shall mean any structural modifications, gyms or fitness centers, full kitchens, interior or interconnecting stairs and any other Alterations which are above standard office Alterations which in Landlord’s commercially reasonable judgment adversely affect the general utility of the Premises for use by prospective future tenants thereof and/or require unusual expense to readapt the Premises to normal use as office space.

Section 12.2 – Plans; Conformity of Work.

Prior to making any Alterations, Tenant, at its cost and expense, shall submit to Landlord for its approval in accordance with Section 12.1 above, detailed plans and specifications for such proposed Alteration. Landlord’s review and approval of any plans and specifications for Alterations and consent to perform work shall not be deemed an agreement by Landlord that such plans, specifications and work conform with Legal Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Tenant covenants and agrees that any Alterations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby. For the avoidance of doubt, Tenant shall provide plans and specifications to the extent prepared for any Alterations conducted in accordance with Section 12.1(c) above, provided that, Landlord shall have no consent or approval rights with respect thereto.

Section 12.3 – Performance of Work, Governmental Permits and Insurance.

All of Tenant’s Alterations shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Property or interfere with the construction on or operation of the Property and, except for installation of furnishings, shall be performed by contractors first approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to indemnify, defend, and hold harmless Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the Tenant’s doing of any such work whether the same be performed prior to or during the Term of this Lease, except to the extent attributable to Landlord’s gross negligence or willful misconduct. In addition, Tenant shall cause each contractor to carry insurance in accordance with Section 14.4 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, to the extent prepared, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such Alterations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems (collectively, the “Technology Wiring”) is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any Alterations in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide reasonable rules and regulations (which shall be applied in a non-discriminatory manner) relative to the performance of any Alterations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the reasonable Building-standard costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

Section 12.4 – Liens.

Tenant covenants and agrees to pay promptly when due the entire cost of any work done in the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Property and promptly (but in no event exceeding fifteen (15) days after Tenant’s notice of the filing of same) to discharge any such liens which may so attach.

Section 12.5 – Nature of Alterations.

All work, construction, repairs or Alterations made to or upon the Premises, shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)	All furniture, equipment, trade fixtures and other personal property of Tenant (including, without limitation, any satellite or microwave dish or any communications equipment and any telephone switch gear, and any security or monitoring equipment installed by Tenant) whether by law deemed to be a part of the realty or not, installed at any time by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)	At the expiration or earlier termination of the Lease Term, Tenant shall remove any Specialty Improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 12.1(d); provided, however, that Tenant shall not be obligated to remove (i) any improvements located within the Premises as of the Commencement Date, and (ii) the Technology Wiring. Upon such removal Tenant shall repair any damage occasioned by such removal and restoration.

(c)	If Tenant shall make any Alterations to the Premises for which Landlord’s approval is required under Section 12.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such Alterations and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such Alterations, the provisions of Section 12.1 being applicable to any such work.

Section 12.6 – Costs and Expenses.

Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as Additional Rent, all reasonable out of pocket costs and expenses incurred by Landlord to review plans or work for Tenant’s Alterations.

Section 12.7 – Increase in Taxes.

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall, at any time after the Commencement Date, result from Alterations to the Premises made by Tenant if the taxing authority specifically determines such increase results from such Alterations made by Tenant (and reasonable evidence of such taxing authority’s determination is provided in writing).

Article XIII

Maintenance of Building, Etc.

Section 13.1 – Landlord Repairs.

Landlord agrees to keep, or cause to be kept, in good order, condition and repair (i) the roofs, foundations, exterior walls (including, without limitation, any glass and windows), and structural portions of the Premises, and (ii) any mechanical, electrical, plumbing and life safety Building systems serving the Premises (the “Building Systems”). Notwithstanding the foregoing, Landlord shall in no event be responsible to Tenant for (x) any damage to the Premises or the Building caused by any act or negligence of Tenant, its employees, agents, licensees, or contractors, or (y) the maintenance and repair of any systems servicing the Premises that are installed by or on behalf of Tenant.

Section 13.2 – Tenant Repairs.

Except as specifically herein otherwise provided, Tenant agrees that from and after the Commencement Date, and thereafter until the end of the term hereof, it will keep neat and clean and maintain in good order, condition and repair (including, without limitation, replacements), the Premises and every interior part thereof, including, without limitation, all signage and the exterior and interior portions of all doors, all plumbing and sewage facilities located within and exclusively serving the Premises, fixtures and interior walls, floors, ceilings, signs (including exterior signs where permitted), and all wiring, electrical systems, interior building appliances, supplemental HVAC systems and equipment, and similar equipment, and all other systems, equipment and appliances installed and operated by Tenant and exclusively serving the Premises. Tenant shall not permit or commit any waste.

Article XIV

Indemnity and Commercial/General Liability Insurance

Section 14.1 – Tenant’s Indemnity

(a)	Indemnity. To the fullest extent permitted by law, and subject to Sections 14.14 and 14.15 hereof, Tenant agrees to indemnify and save harmless Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any willful misconduct or negligence of Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas or the Property, where such accident, injury or damage results, or is claimed to have resulted, from any willful misconduct or negligence on the part of any of Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of Landlord Parties may have under this Lease or the common law.

(b)	Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 14.1(b).

(c)	No limitation. The indemnification obligations under this Section 14.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to Landlord Parties based upon such acts.

(d)	Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to Landlord Parties in a form reasonably acceptable to Landlord.

(e)	Survival. The terms of this Section 14.1 shall survive any termination or expiration of this Lease.

(f)	Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from Landlord Party, shall resist and defend such action or proceeding on behalf of Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to Landlord Party. Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

Section 14.2 – Tenant’s Risk.

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Property as Tenant is given the right to use by this Lease at Tenant’s own risk. Landlord Parties shall not be liable to Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Property, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants or occupants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Property, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Property, or from drains, pipes or plumbing fixtures in the Building or the Property except if due to the intentional misconduct or negligence of any Landlord Party and so long as Landlord complies with its obligations under this Lease. Any leasehold improvements, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord Parties nor their insurers shall in any manner be held responsible therefor except if due to the intentional misconduct or negligence of any Landlord Party, or breach of this Lease by Landlord (subject, in any event, to Section 14.13). Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise except if due to the intentional misconduct or negligence of any Landlord Party, or breach of this Lease by Landlord (subject, in any event, to Section 14.13). The provisions of this Section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the lease term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

Section 14.3 – Tenant’s Commercial General Liability Insurance.

Notwithstanding anything contained in this Lease to the contrary, Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Term, and after the end of the Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $1,000,000 per occurrence and $2,000,000.00 in the aggregate on a per location basis and an umbrella/excess liability policy of $3,000,000.00 in the aggregate on a per location basis. The umbrella/excess liability policy is to provide coverage excess of the commercial general liability, liquor legal liability (if applicable), auto liability and employer’s liability policies. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the commercially reasonable insurance coverages as reasonably determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same. The liability coverage will include at least those coverages generally designated Premises/Operations, Products/Completed Operations, and contain no exclusions or endorsements removing or limiting coverage for insured contracts.

Section 14.4 – Tenant’s Property Insurance.

Tenant shall maintain at all times during the term of this Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, supplies, or wares on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called ISO Special Cause of Loss form policy (or its equivalent) with respect to Tenant’s personal property, fixtures, furniture, equipment, machinery, supplies, and wares, and all alterations, improvements and other modifications made by or on behalf of Tenant in the Premises (for the avoidance of doubt, excluding Landlord’s Work, which Landlord’s shall insure as part of its property insurance), and other personal property of Tenant located at the Premises (collectively “Tenant’s Property”). The business interruption insurance required by this Section 14.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations with minimum limits covering a period of one (1) year. The ISO Special Cause of Loss form policy (or its equivalent) insurance required by this Section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease. In the event of loss or damage covered by the ISO Special Cause of Loss form policy (or its equivalent) insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XVI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the ISO Special Cause of Loss form policy (or its equivalent) insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Tenant shall be paid the proceeds of the ISO Special Cause of Loss form policy (or its equivalent) insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article XVI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

For any Tenant Work in the Premises (including any Alterations), Tenant shall obtain or have its contractors and subcontractors obtain (and during the performance of such work keep in force) insurance that meets the Landlord’s insurance requirements for construction projects.

Section 14.5 – Tenant’s Other Insurance.

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) in the event Tenant brings any vehicle (covering all owned, hired or non-owned autos) onto the Premises, Commercial Auto Liability Insurance with a limit of not less than One Million Dollars ($1,000,000) combined single limit each accident covering liability arising out of any auto (including owned, hired and non-owned autos); (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) for each accident, Five Hundred Thousand Dollars ($500,000) disease-policy limit, and Five Hundred Thousand Dollars ($500,000) disease-each employee.

Section 14.6 – Requirements for Tenant’s Insurance.

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the State and that have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be primary and noncontributory; and (2) if commercially available, contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (or ten (10) days in the event of non-payment of premium) by certified mail or overnight courier, return receipt requested, or by fax or email, of such proposed action. No such policy shall be provided through self-insurance without written approval of the Landlord. Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 14.13 below. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article XIV, or to deliver such policies or certificates as required by this Article XIV, Landlord may, at its option, on ten (10) days’ notice to Tenant, procure such policies for the account of Tenant, and the reasonable cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

Section 14.7 – Additional Insureds.

To the fullest extent permitted by law, the commercial general liability, umbrella insurance, liquor insurance (if applicable), and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 14.3 and Section 14.5 of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time (provided such names are provided to Tenant in writing) as additional insureds (collectively, “Additional Insureds”). These Additional Insureds shall be endorsed onto the relevant policies. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

Section 14.8 – Certificates of Insurance.

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and within at least ten (10) days of the expiration date of each policy for which a certificate was furnished. Failure by Tenant to provide the certificates or letters required by this Section 14.8 shall not be deemed to be a waiver of the requirements in this Section 14.8.

Section 14.9 – Subtenants and Other Occupants.

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify Landlord Parties to the same extent that Tenant is required to indemnify Landlord Parties pursuant to Section 14.1 above, and to maintain insurance that meets the requirements of this Article XIV, and otherwise to comply with the requirements of this Article XIV. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article XIV have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

Section 14.10 – No Violation of Building Policies

Tenant shall not commit or knowingly permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Property and/or the fixtures, equipment and property therein carried by Landlord, or do or knowingly permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Property or the property of Landlord in amounts reasonably satisfactory to Landlord.

Section 14.11 – Tenant to Pay Premium Increases

If, because of anything done, caused or knowingly permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Building or the Property and equipment of Landlord or any other tenant or subtenant or occupant in the Building or the Property shall be higher than they otherwise would be (Landlord acknowledging that Tenant’s or any Tenant Party’s use of the Premises solely for the Permitted Use shall not do so), Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within ten (10) days after Landlord’s demand.

Section 14.12 – Landlord’s Insurance.

(a)	Required insurance. Landlord shall maintain (i) commercially reasonable Commercial General Liability insurance and (ii) insurance against loss or damage with respect to the Property on a Special Cause of Loss form policy or equivalent type insurance form, with customary exceptions, subject to such commercially reasonable deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Property (including the Building and the Premises, which shall include Landlord’s Work but exclude any Tenant’s Property). Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(b)	Optional insurance. Landlord may maintain such additional insurance with respect to the Property, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Property.

(c)	Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event the amounts payable by Tenant under Section 9.2 of this Lease shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Property.

(d)	No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

Section 14.13 – Waiver of Subrogation.

To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties (as hereinafter defined), and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this Section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

For the purposes of this Lease, the term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agent(s) for the Property, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees and principals. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees and principals.

Section 14.14 – C. 186 §15.

The foregoing provisions of this Article XIV (as well as any other provisions in this Lease dealing with indemnity and the like by Tenant of Landlord) shall be deemed to be modified in each case by the insertion in the appropriate place of the language: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, §15”.

Section 14.15 – Landlord Indemnity.

To the fullest extent permitted by law, but excluding to the extent caused by the intentional misconduct or negligence of Tenant, Landlord agrees to indemnify and save harmless Tenant Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any willful misconduct or negligence of Landlord Parties (as hereinafter defined) or (ii) any breach of this Lease by Landlord. Landlord shall pay such indemnified amounts as they are incurred by Tenant Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of Tenant Parties may have under this Lease or the common law. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Tenant Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Tenant Parties by reason of any such claim, Landlord, upon request from Tenant Party, shall resist and defend such action or proceeding on behalf of Tenant Party by counsel appointed by Landlord’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to Tenant Party. Tenant Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Tenant Parties.

Article XV

Landlord’s Access to the Premises

Section 15.1 – Landlord Access.

Landlord and its designees shall have the right upon reasonable prior notice (except in the event of an emergency) to enter upon the Premises at all reasonable hours for the purpose of inspecting or surveying the same, or making repairs, improvements or alterations to the same or exhibiting the same to prospective purchasers, and lenders. Landlord shall use its commercially reasonable efforts to minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry and at Tenant’s election, permit Tenant to have a representative present at such time. If repairs are required to be made by Tenant pursuant to the terms hereof or if Tenant is required to perform any other obligation under this Lease, Landlord may demand that Tenant make such repairs or perform such obligation forthwith, and if Tenant refuses or neglects to commence such repairs or performance within thirty (30) days of such demand and diligently complete the same as soon as reasonably practicable thereafter, Landlord may (but shall not be required so to) make or cause such repairs or performance to be done and shall not be responsible to Tenant for any loss or damage that may accrue to its stock or business by reason thereof. If Landlord makes or causes such repairs or performance to be done, or endeavors so to do, Tenant agrees that it will forthwith, within ten (10) days after demand, pay to Landlord the reasonable and actual out of pocket cost thus incurred, and if Tenant shall default in such payment, Landlord shall have the remedies provided in Article XIX hereof.

Section 15.2 – Prospective Tenants.

For a period commencing twelve (12) months prior to the expiration of this Lease, upon reasonable prior notice, Landlord may have reasonable access to the Premises for the purpose of exhibiting the same to prospective tenants.

Article XVI

Damage Clause

Section 16.1 – Partial Damage.

In case during the term hereof the Premises shall be partially damaged (as distinguished from “substantially damaged”, as that term is hereinafter defined) by fire or casualty, Landlord shall forthwith proceed to repair such damage and restore the Premises (excluding Tenant’s Property) to substantially their condition at the time of such damage, but Landlord shall not be responsible for any delay which may result from force majeure, as defined in Section 20.22 hereinbelow.

Section 16.2 – Substantial Damage.

In case during the term hereof the Premises shall be substantially damaged or destroyed by fire or casualty, the risk of which is covered by Landlord’s insurance, this Lease shall, except as hereinafter provided, remain in full force and effect, and Landlord shall promptly after such damage and the determination of the net amount of insurance proceeds available to Landlord, expend so much as may be necessary of such net amount to restore (consistent, however, with zoning laws and building codes then in existence to the extent applicable to such reconstruction), the Premises (excluding Tenant’s Property) to substantially the condition in which the Premises was in at the time of such damage, except as hereinafter provided, but Landlord shall not be responsible for delay which may result from force majeure, as defined in Section 20.22 hereinbelow. Should the net amount of insurance proceeds available to Landlord be insufficient to cover the cost of restoring the Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Premises with all reasonable diligence or Landlord may terminate this Lease by giving notice to Tenant not later than a reasonable time (not to exceed thirty (30) days) after Landlord has determined the estimated net amount of insurance proceeds available to Landlord and the estimated cost of such restoration. In case of substantial damage or destruction, as a result of a risk which is not covered by Landlord’s insurance, Landlord shall likewise be obligated to rebuild the Premises, all as aforesaid, unless Landlord, within a reasonable time (not to exceed thirty (30) days) after the occurrence of such event, gives written notice to Tenant of Landlord’s election to terminate this Lease. If Landlord shall elect to terminate this Lease, as aforesaid, this Lease and the term hereof shall cease and come to an end as of the date of said damage or destruction. In addition to the foregoing, in the event that the Premises shall be substantially damaged, either Landlord or Tenant may terminate this Lease by notice to the other given within thirty (30) days of such damage or destruction.

Section 16.3 – Damage During Last Year.

However, if the Premises shall be substantially damaged or destroyed by fire, windstorm, or otherwise within the last year of the term of this Lease, either party shall have the right to terminate this Lease, provided that notice thereof (the “Damage Termination Notice”) is given to the other party not later than sixty (60) days after such damage or destruction. If said right of termination is exercised, this Lease and the term hereof shall cease and come to an end thirty (30) days after receipt of the Damage Termination Notice.

Section 16.4 – Tenant Restoration.

Unless this Lease is terminated as provided in Section 16.2, Section 16.3 or Section 16.6, if the Premises shall be damaged or destroyed by fire or other casualty, then Tenant shall, following the completion of Landlord’s required restoration as soon thereafter as practicable: (i) repair and restore Tenant’s Property, to substantially the condition which such Tenant’s Property were in at the time of such casualty and (ii) equip the Premises with trade fixtures and all personal property necessary or proper for the operation of Tenant’s business.

Section 16.5 – Rent Abatement.

In the event that the provisions of Section 16.1 or Section 16.2 shall become applicable, the Annual Fixed Rent and Additional Rent shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Premises (or a portion thereof), having regard to the extent to which Tenant may be required to discontinue its use of the Premises (or a portion thereof) for the Permitted Use, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending upon the earlier to occur of: (i) the completion by Landlord of such work of repair and/or reconstruction as Landlord is obligated to do, or (ii) the date that Tenant first reoccupies the Premises for the ordinary conduct of its business therein.

Section 16.6 – Definitions.

The terms “substantially damaged” and “substantial damage”, as used in this Article XVI, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or the premises restored within one hundred and eighty (180) days from the time that such repair or restoration work would be commenced.

Article XVII

Eminent Domain

Section 17.1 – Eminent Domain.

If the Premises, or such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of Tenant, shall be taken by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this Lease, provided that such notice is given not later than sixty (60) days after Tenant has been deprived of possession. For the purposes of this Article XVII, any deed or any transfer of title in lieu of any such taking shall be treated as such a taking. Moreover, for the purposes of this Article XVII, such a taking of Tenant’s entire leasehold interest hereunder in the Premises (or assignment or termination in lieu thereof) shall be treated as a taking of the entire Premises, and in such event Tenant shall be treated as having been deprived of possession on the effective date thereof. Should any part of the Premises be so taken or condemned, and should this Lease not be terminated in accordance with the foregoing provision, Landlord covenants and agrees within a reasonable time after such taking or condemnation, and the determination of Landlord’s award therein, to expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the Premises to an architectural unit as nearly like their condition prior to such taking as shall be practicable (excluding Tenant’s Property). Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring the Premises, as estimated by Landlord’s architect, Landlord may, but shall not be obligated to, supply the amount of such insufficiency and restore the Premises as above provided, with all reasonable diligence, or terminate this Lease. Where Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this paragraph, Landlord shall notify Tenant of Landlord’s election not later than ninety (90) days after the final determination of the amount of the award. Further, if so much of the Building shall be so taken that continued operation of the Premises would be prohibited by zoning or other applicable law, this Lease shall automatically terminate, expire, and be of no further force or effect, and Landlord or Tenant shall confirm same by giving notice to the other as soon as reasonably practicable after the effective date of such taking.

Section 17.2 – Taking Award.

Out of any award for any taking of the Premises (including, without limitation, any taking of Tenant’s leasehold interest as aforesaid), in condemnation proceedings or by right of eminent domain, Landlord shall be entitled to receive and retain the amounts awarded for such Premises and for Landlord’s business loss. Tenant shall be entitled to receive and retain only such amounts as may be specifically awarded to it in any such condemnation proceedings, because of moving expenses and/or the taking of Tenant’s Property to the extent Landlord’s award is not thereby reduced and Tenant is not otherwise reimbursed for the same by Landlord.

Section 17.3 – Rent Abatement.

In the event of any such taking of the Premises, the Annual Fixed Rent and Additional Rent, or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

Article XVIII

Bankruptcy or Insolvency

Section 18.1 – Bankruptcy.

If Tenant shall become a debtor under the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) then, to the extent that the Bankruptcy Code may be applicable or affect the provisions of this Lease, the following provisions shall also be applicable. If the trustee or debtor-in-possession shall fail to elect to assume this Lease within sixty (60) days after the commencement of a case under the Bankruptcy Code, this Lease shall be deemed to have been rejected; and Landlord shall be thereafter immediately entitled to possession of the Premises and this Lease shall be terminated subject to and in accordance with the provisions of this Lease and of law (including such provisions for damages). No election to assume (and, if applicable to assign) this Lease by the trustee or debtor-in-possession shall be permitted or effective unless: (i) all defaults shall have been cured and Landlord shall have been provided with adequate assurances reasonably satisfactory to Landlord, including any reasonably required guaranties and/or security deposits; and (ii) neither such assumption nor the operation of the Premises subsequent thereto shall, in Landlord’s reasonable judgment, cause or result in any breach or other violation of any provision of this or any applicable lease, mortgage or other contract; and (iii) the assumption and, if applicable, the assignment of this Lease satisfies in full the provisions of the Bankruptcy Code, including, without limitation, Sections 365(b)(1) and (3) and (f)(2); and (iv) the assumption has been ratified and approved by order of such court or courts as have final jurisdiction over the Bankruptcy Code and the case. No assignment of this Lease by the trustee or debtor-in-possession shall be permitted or effective unless the proposed assignee likewise shall have satisfied (i), (ii), (iii) and (iv) of the preceding sentence regarding such assignment and any such assignment, shall, without limitation, be subject to the provisions of Section 10.3 hereof. When pursuant to the Bankruptcy Code the trustee or debtor-in-possession is obligated to pay reasonable use and occupancy charges, such charges shall not be less than the Annual Fixed Rent and other charges specified herein to be payable by Tenant. Neither Tenant’s interest or estate in the Premises herein or created hereby nor any lesser interest or estate of Tenant shall pass to anyone under any law of any state or jurisdiction without the prior written consent of Landlord. In no event shall this Lease, if the term hereof has expired or has been terminated in accordance with the provisions of this Lease, be revived, and no stay or other proceedings shall nullify, postpone or otherwise affect the expiration or earlier termination of the term of this Lease pursuant to the provisions of this Article XVIII or prevent Landlord from regaining possession of the Premises thereupon.

Article XIX

Landlord’s Remedies

Section 19.1 – Event of Default.

Any one of the following shall be deemed to be an “Event of Default”:

A.	Failure on the part of Tenant to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 19.1(A) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant.

B.	Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after written notice thereof and/or fail to diligently prosecute the curing of the same to completion with due diligence, provided in all events the same is completed within ninety (90) days; or

C.	The commencement of any of the following proceedings, with such proceeding not being dismissed within ninety (90) days after it has begun: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization of Tenant under any provisions of the Bankruptcy Code or any federal or state law now or hereafter enacted.

D.	Tenant filing a petition for reorganization or for rearrangement under, or otherwise availing itself of any provisions of, the Bankruptcy Code or any federal or state law now or hereafter enacted providing a plan or other means for a debtor to settle, satisfy or extend the time for the payment of debts.

E.	Tenant shall fail to maintain the insurance coverages required in this Lease or violates Tenant’s covenants under Article XIV of this Lease, and such failure continues for five (5) business days after written notice from Landlord to Tenant thereof.

F.	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article VIII of this Lease.

Section 19.2 – Termination.

Should any Event of Default occur and be continuing then, notwithstanding any license of any former breach of covenant or waiver of the benefit hereof or consent in a former instance, Landlord lawfully may, in addition to any remedies available to Landlord under applicable statutes or case law, or otherwise, immediately or at any time thereafter, and, to the maximum extent permitted by law, without demand or notice (and Tenant hereby expressly waives any notice to quit possession of the Premises) as may be required by law, enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate, and expel Tenant and those claiming through or under it and remove its or their effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of Rent or preceding breach of covenant and/or Landlord may send written notice to Tenant terminating the term of this Lease; and upon the first to occur of: (i) entry as aforesaid; or (ii) the fifth (5th) day following the sending of such notice of termination, the term of this Lease shall terminate.

Section 19.3 – Remedies.

Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re-entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the term, and for the whole thereof; but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees, and the like), and in collecting the rent in connection therewith. Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Property, shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar space in the Building. As an alternative, at the election of Landlord, Tenant will upon such termination pay to Landlord, as damages, such a sum as at the time of such termination represents the discounted present value (discounted at the Prime Rate) of the amount of the excess, if any, of the then value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the lease term if the lease terms had been fully complied with by Tenant over and above the then cash rental value in advance of the premises for the balance of the term. In lieu of either of such alternatives, at the election of Landlord, Tenant will upon such termination pay to Landlord as liquidated damages and not as a penalty the sum of one (1) full year’s Rent and other charges. To induce Landlord to enter into this Lease, (i) Tenant confirms and agrees that this transaction is a commercial and not a consumer transaction, (ii) Landlord and Tenant hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage, including, but not limited to, any summary process eviction action and (iii) Tenant agrees not to interpose any counterclaim of whatever nature or description (other than mandatory counterclaims) in any proceeding commenced by Landlord for nonpayment of Rent, or any other amount due hereunder, provided the foregoing shall not be construed as a waiver of the right of Tenant to assert such claims in any separate action brought by Tenant. In addition, Tenant shall pay to Landlord all costs of enforcing the terms of this Article XIX, including, without limitation, reasonable attorneys’ fees and costs.

Section 19.4 – Landlord Default.

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default provided Landlord commences to cure such default within such thirty (30) day period and thereafter diligently prosecutes such cure to completion) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from Rent thereafter due and payable, but shall look solely to Landlord for satisfaction of such claim.

Article XX

Miscellaneous Provisions

Section 20.1 – Waiver.

Failure on the part of Landlord to complain of any action or non-action on the part of Tenant, no matter how long the same may continue, shall never be deemed to be a waiver by Landlord of any of its rights hereunder. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord to or of any action by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant. Any consent required of Landlord in any provision of this Lease shall not be unreasonably withheld, conditioned or delayed. Wherever in this Lease provision is made that Landlord shall not unreasonably withhold consent or approval or where any such standard is required as a matter of applicable law which cannot be waived by Tenant (and Tenant waives its rights under any such law to the extent permitted), Tenant’s sole remedies for Landlord’s breach of such agreement shall be limited to an action for injunction or declaratory judgment, and in no event shall Landlord be liable for any damages to Tenant.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

Section 20.2 – Covenant of Quiet Enjoyment.

This Lease is subject and subordinate to all matters of record. Tenant, subject to the terms and provisions of this Lease on payment of the Rent and observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed, kept and performed prior to the expiration of any applicable notice and/or cure periods, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord) without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors during Landlord’s and Landlord’s successors’ respective ownership of Landlord’s interest hereunder and/or with respect to breaches occurring or continuing during said time periods. Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and the Building, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, nor any such trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord and/or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, or of any such trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Property and Building, as aforesaid. Except as otherwise provided in this Lease, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold Rent or to set-off any claim or damages against Rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. Further, (i) in no event shall Landlord or Landlord’s managing agent ever be liable to Tenant for any indirect or consequential damages or loss of profits or the like and (ii) in no event shall Tenant ever be held liable to the Landlord Parties for any indirect or consequential damages or loss of profits or the like.

Section 20.3 – Status Report.

Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, or the like, the then current status of performance hereunder, either party, on the written request of the other made from time to time, will promptly furnish a written statement of the status of any matter pertaining to this Lease. Without limiting the generality of the foregoing, Tenant specifically agrees, promptly upon the commencement of the term hereof, to notify Landlord in writing of the Commencement Date, and acknowledge satisfaction of the requirements with respect to construction and other matters by Landlord, save and except for such matters as Tenant may wish to set forth specifically in said statement.

Section 20.4 – Notice to Mortgagee and Ground Lessor.

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the Premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

Section 20.5 – Assignment of Rents.

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Property by a purchaser which, simultaneously therewith, leases the entire Property back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of Rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease prior to the expiration of any applicable notice and/or cure periods. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no Rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises; (ii) if Lenders succeed to Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the Rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii), provided, the same does not unreasonably increase Tenant’s obligations or decrease Tenant’s rights under this Lease. Further, no Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

Section 20.6 – Mechanics’ Liens.

Tenant agrees within fifteen (15) days after notice of the filing thereof to discharge of record (either by payment or by filing of the necessary bond, or otherwise) any mechanics’, materialmen’s, or other lien or like filing including, without limitation, any notice of contract against the Premises and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Tenant in, upon or about the Premises and to indemnify, defend with counsel reasonably acceptable to Landlord and save harmless Landlord from any claims or actions relating to compensation or payment for Tenant Work (as hereinafter defined).

The parties herby acknowledge that, in performing any Alterations, additions or other work (collectively “Tenant Work”), Tenant is acting for its own benefit and account, and the parties expressly agree that Tenant will not be acting as Landlord’s agent in performing any Tenant Work. The fact that Tenant is required to obtain Landlord’s consent prior to commencing any Tenant Work is solely for the benefit of Landlord in determining whether such Tenant Work will adversely affect the building in which the Premises is located and the granting of Landlord’s consent to any Tenant Work shall not be construed to give rights to any other parties. Tenant shall require any contractor who performs Tenant Work to expressly acknowledge and agree to the provisions of this paragraph.

Section 20.7 – No Brokerage.

Tenant warrants and represents that it has dealt with no broker or other agent other than Cushman & Wakefield Inc. in connection with the consummation of this Lease, and in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant named herein, Tenant agrees to defend the same and indemnify Landlord against any such claim. Landlord warrants and represents that it has dealt with no broker or other agent other than Cushman & Wakefield Inc. in connection with the consummation of this Lease, and in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord named herein, Landlord agrees to defend the same and indemnify Tenant against any such claim. Landlord shall be responsible for any commissions or fees owed to the foregoing brokers in connection with this transaction in accordance with a separate agreement between such brokers and Landlord.

Section 20.8 – Definition of Rent and Additional Rent.

Without limiting any other provision of this Lease, it is expressly understood and agreed that Tenant’s participation in Taxes, Operating Costs, utility charges and all other charges which Tenant is required to pay hereunder, including, without limitation, if applicable, any fees and expenses under Section 20.9 hereof, together with all interest and penalties that may accrue thereon, shall be deemed to be “Additional Rent”, and in the event of non-payment thereof by Tenant, Landlord shall have all of the rights and remedies with respect thereto as would accrue to Landlord for non-payment of Annual Fixed Rent. Where the term “Rent” is used herein the same shall mean all Annual Fixed Rent and other charges hereunder, including, without limitation, all Additional Rent. Subject to Section 9.2 hereof, Tenant covenants and agrees to pay, without offset except as otherwise provided in this Lease, said Additional Rent in accordance with the provisions of this Lease. Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of one hundred twenty (120) days after Tenant’s receipt thereof shall constitute Tenant’s acquiescence with respect thereto and shall render such statement, invoice or billing an account between Landlord and Tenant.

Section 20.9 – Landlord’s Fees and Expenses.

Unless prohibited by applicable law, Tenant agrees to pay to Landlord the amount of all reasonable out of pocket legal fees and expenses incurred by Landlord arising out of or resulting from any Event of Default or from any bankruptcy case involving Tenant, including without limitation, the filing by or against Tenant of any petition for relief under any applicable bankruptcy law (any bankruptcy matter referred to herein being subject to the provisions of Article XVIII hereof).

Further, if Tenant shall request Landlord’s consent or joinder in any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the reasonable out of pocket legal fees incurred by Landlord in processing such request, whether or not Landlord complies therewith; and if Tenant shall fail promptly so to reimburse Landlord, same shall be deemed to be a default in Tenant’s monetary obligations under this Lease.

Whenever Tenant shall request approval by Landlord of plans, drawings, specifications, or otherwise with respect to initial alteration of the Premises, subsequent remodeling thereof, installation of signs including subsequent changes thereof, or the like, Tenant specifically agrees promptly to pay to Landlord all reasonable out of pocket charges involved in the review (and re-review, if necessary) and approval or disapproval thereof whether or not approval shall ultimately be given.

Section 20.10 – Invalidity of Particular Provisions.

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 20.11 – Provisions Binding, Etc.

Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give written consent to a particular assignment as required by the provisions of Article VIII hereof. Wherever reference in this Lease is made to the managing agent, the same shall mean the managing agent that has been authorized by Landlord to act on its behalf in the management of the Property. Nothing herein shall impose any liability on the managing agent.

The parties acknowledge and agree that, notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature of either party, whether upon this Lease or any related document, shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

Section 20.12 – Other Agreements.

Tenant hereby warrants and represents that neither this Lease nor the operation of the Premises hereunder violates the provisions of any instrument heretofore executed by Tenant or any affiliate of Tenant, including, without limitation, any so-called radius restriction contained in any such instrument.

Section 20.13 – Governing Law.

This Lease shall be governed exclusively by the provisions hereof and by the laws of the State as the same may from time to time exist.

Section 20.14 – Recording; Confidentiality.

Tenant agrees not to record the within lease, but each party hereto agrees, on request of the other, to execute a Notice of Lease in recordable form and complying with applicable laws of the State, and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rental or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. Further, each party hereto agrees upon the expiration or earlier termination of this Lease, on request of the other, to execute a Termination of Notice of Lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorney.

Landlord and Tenant each agrees that this Lease, the terms contained herein and any information provided about the other party will be treated as strictly confidential and except as required by law (or except with the written consent of the other party) such party shall not disclose the same to any third party except for such party’s partners, lenders, brokers, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event such party is required by law to provide this Lease or disclose any of its terms or any information about the other party, such party shall give the other party prompt notice of such requirement prior to making disclosure so that the other party may seek an appropriate protective order. If failing the entry of a protective order such party is compelled to make disclosure, such party shall only disclose portions of the lease or such information which such party is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

Section 20.15 – Notices.

Whenever, by the terms of this Lease, notice, demand, or other communication shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this Lease, with copies in like fashion to (x) Goulston & Storrs PC, 400 Atlantic Avenue, Boston, Massachusetts 02110-3333, Attn: Hilco/University Avenue and (y) Hilco Redevelopment Partners, 111 S. Wacker Drive, Suite 3000, Chicago, IL 60606, Attn: Anne Garr, General Counsel (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth on the first page of this Lease and a copy in like fashion to Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York, 10020, Attn: Steven M. Skolnick (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted or (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and time periods for giving of notice or taking any action thereto under this Lease.

Section 20.16 – When Lease Becomes Binding.

The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof. Tenant specifically confirms and acknowledges that: (i) before entering into this Lease, Tenant has made its own observations, studies, determinations and projections with respect to Tenant’s lease of the Premises and all other factors relevant to Tenant’s decision to enter into this Lease; and (ii) neither Tenant nor any representative of Tenant has relied upon any representation by (or any “conversation” with) Landlord or any representative of Landlord with respect to the foregoing not contained in this Lease.

Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter into this Lease and that the person signing this Lease on its behalf has been duly authorized to do so.

Section 20.17 – Paragraph Headings.

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Lease.

Section 20.18 – Lease Superior or Subordinate to Mortgage.

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building, or any part thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that Landlord shall obtain a commercially reasonable form of Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) for the benefit of Tenant from the holder of any such mortgage or the lessor of any superior lease, at Landlord’s cost and expense; provided, that Tenant shall pay for any costs which such holder may impose therefor to the extent Tenant’s requests with respect to the SNDA exceed what is considered commercially reasonable.. Simultaneously with the execution and delivery of this Lease, Landlord shall, as a condition to Tenant’s subordination of this Lease, obtain an SNDA in the form of Exhibit D attached hereto. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or affect the leasehold interest hereby created or Tenant’s rights hereunder in more than a de minimis manner.

Section 20.19 – Holding-Over.

Any holding-over by Tenant after the expiration or earlier termination of the Lease Term shall be treated as a tenancy at sufferance only and in the event that Tenant notifies Landlord of its intent to holdover within ninety (90) days of the expiration of the Lease Term (as the same may have been extended), upon the expiration or earlier termination of the Lease Term, then (a) Landlord shall waive any damages in connection with said holdover up to thirty (30) days, and (b) Tenant shall pay to Landlord (i) during the first thirty (30) days of such hold-over, a rental rate equal to the sum of one hundred fifty percent (150%) of the Annual Fixed Rent applicable immediately prior to such expiration or earlier termination of the Lease Term, plus Additional Rent as it comes due and (ii) (x) in the event that Tenant does not provide the foregoing notice to Landlord or (y) such holdover continues beyond thirty (30) days, a rental rate equal to the sum of two hundred percent (200%) of the Annual Fixed Rent applicable immediately prior to such expiration or earlier termination of the Lease Term, plus Additional Rent as it comes due.

Section 20.20 – Interest.

All payments becoming due under this Lease and not paid within five (5) days after due and payable under this Lease shall bear interest from the applicable due date until received by Landlord at the lesser rate (the “Default Rate”) of: (i) two percent (2%) per annum above the prime rate published from time to time in the Wall Street Journal (or if such newspaper ceases to publish the same, the prime rate so-called announced from time to time by a banking institution designated by Landlord (the “Prime Rate”); or (ii) the highest lawful rate of interest permitted at the time in the State.

Section 20.21 – Tenant Financials.

If Tenants ceases to be a company whose capital stock is traded on a recognized public exchange, within ten (10) days after Landlord’s demand therefor in connection with a sale or financing of the Building, which may be made no more often than once per year, or an Event of Default, Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, then current financial statements of Tenant, audited, if audited statements have been recently prepared on behalf of Tenant, or otherwise certified as being true and correct by the chief financial officer of Tenant, or by Tenant if the same is an individual.

Section 20.22 – Force Majeure.

Neither Landlord nor Tenant shall be liable for failure to perform any obligation under this Lease, except for the payment of money, in the event it is prevented from so performing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war or other emergency or for any other similar or dissimilar cause beyond its reasonable control, but financial inability shall never be deemed to be a cause beyond a party’s reasonable control, and in no event shall either party be excused or delayed in the payment of any money due under this Lease by reason of any of the foregoing. It is further understood and agreed that Landlord shall in no event be liable for failure to perform any obligation under this Lease in the event Landlord is prevented from so performing for any cause due to any act or neglect of Tenant or its servants, agents, employees, licensees, or any person claiming by, through or under Tenant.

Section 20.23 – Expansion of Property.

Landlord may expand the Property beyond its present boundaries. If Landlord shall proceed as aforesaid (which Landlord shall be permitted to do) then Landlord may from time to time elect either of the following procedures:

(a)	To exclude all taxes and assessments on the land and buildings of said expansion area as well as all common area maintenance charges with respect to said expansion area from Taxes and the common area maintenance charges in which Tenant is required to participate, in which case the square footage of floor area of the buildings in the expansion area shall be excluded from the denominator in computing Tenant’s Proportionate Share of Taxes and common area maintenance charges hereunder; or

(b)	To include all such taxes, assessments and common area maintenance charges for the expansion area in the charges to be pro rated pursuant to the terms of this Lease, in which case the expansion area shall be deemed to be included within the Building for the purposes of computing Tenant’s Proportionate Share of Taxes and common area maintenance charges.

Landlord agrees to notify Tenant as to which of the foregoing procedures Landlord elects to follow, which notice shall be sent to Tenant within a reasonable time after any such election has been made.

Section 20.24 – Amenities.

Landlord represents to Tenant that the common areas of the Property shall include, as of the Commencement Date: (i) a fitness center with men’s and women’s showers, (ii) an outdoor patio with seating, (iii) collaboration common area spaces, and (iv) a lobby with a seating area, each of which may be used by Tenant, at no additional charge (subject to Article IX), in common with all other tenants of the Buildings for so long as the same are in operation. Notwithstanding anything contained in this Lease to the contrary, Landlord (a) has no obligation for the continued operation of the common areas of the Property (or any portion thereof) and (b) has the right to close, modify or change the common areas of the Property (or any portion thereof) from time to time.

Section 20.25 – REIT/UBTI.

Landlord and Tenant hereby agree that it is their intent that all Rent shall qualify as “rents from real property” within the meaning of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the U.S. Department of the Treasury Regulations promulgated thereunder (the “Regulations”). In the event that (i) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, shall be changed so that any Rent no longer so qualifies as “rent from real property” for purposes of either said Section 512(b)(3) or Section 856(d) or (ii) Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of either said Sections 512(b)(3) or 856(d), such Rent shall be adjusted in such manner as Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Section 20.25 shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment. The parties agree to execute such further commercially reasonable instrument as may reasonably be required by Landlord in order to give effect to the foregoing provisions of this Section 20.25.

Without limitation of the foregoing and notwithstanding anything contained in this Lease to the contrary, if a sublease, or license of all or any portion of the Premises is permitted under this Lease, the provisions of this Section 20.25 shall continue to apply, and any rent or other amounts received or accrued by Tenant from such sublease, or license shall not be based on the income or profits of any such sublessee, or licensee.

Section 20.26 – Patriot Act.

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that to the best of Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 19.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. At Landlord’s request Tenant shall furnish to Landlord evidence confirming the representations in this Section. Notwithstanding anything to the contrary contained in this Section 20.26, so long as Tenant or its ultimate parent is a company whose capital stock is traded on a recognized public exchange, Tenant makes no representations or warranties as to the persons or entities owning an interest in Tenant.

Section 20.27 – Parking.

Landlord shall provide, free of charge (subject to Article IX), non-reserved vehicle access to the surface parking lot on the Property at a ratio of 3.75 parking spaces per 1,000 rentable square feet then leased by Tenant, which as of the Effective Date equates to 29 parking spaces (the foregoing referred to herein as “Tenant’s Parking”). Tenant’s Parking shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals. Overnight parking shall be strictly prohibited. During the Term, as the same may be extended, Tenant shall have the right, in common with all other tenants of the Building, to use the surface parking lot, without charge, on a first-come, first-served basis.

Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

Tenant’s Parking shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time during the Term. Landlord agrees that such rules and regulations shall be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to all other tenants of the Building of a similar nature of Tenant. Tenant’s Parking is non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building. All such appurtenant rights for parking as set forth in this Article are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing. Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter.

Section 20.28 – Security Deposit.

Concurrent with the execution of this Lease, Tenant has delivered to Landlord a Letter of Credit (as hereinafter defined) in the amount of the Security Deposit specified in this Lease, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit substantially in the form attached hereto as Exhibit E (the “Letter of Credit”) issued by and drawable upon Silicon Valley Bank or such other commercial bank which is satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Lease Term (and in no event shall the Letter of Credit expire prior to the 60th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 30 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank as set forth in the Letter of Credit.

(a)	Application of Security. If (a) an Event of Default by Tenant occurs and is continuing in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, or (b) Landlord receives a Non-Renewal Notice, or (c) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Annual Base Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s Event of Default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (c) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section. If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant, and within thirty (30) days, shall amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Lease Term. The Letter of Credit or cash security, as the case may be, or balance thereof shall be returned to Tenant within thirty (30) days after the Expiration Date and after delivery of possession of the Leased Premises to Landlord in the manner required by this Lease and the curing of any outstanding Events of Default under this Lease.

(b)	Transfer. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of this subsection (b) shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(c)	Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within thirty (30) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the date which is sixty (60) days after the Expiration Date, or if Tenant otherwise fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section, Landlord shall have the right to present the Letter of Credit to the Issuing Bank in accordance with the terms of this Section, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease

(d)	Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease which continues beyond applicable notice and cure periods. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder beyond any applicable grace or cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from such Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the Issuing Bank of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(page ends here)

WITNESS the execution hereof in any number of counterpart copies, each of which shall be deemed an original for all purposes as of the day and year first above written.

720 UNIVERSITY PROPERTY, LLC

By:	/s/ Anne Barr
	Name:	Anne Barr
	Its:	General Counsel of Managing Member
Hereunto duly authorized
[LANDLORD]

MOTUS GI HOLDINGS, INC.

By:	/s/ Timothy P. Moran
	Name:	Timothy P. Moran
	Its:	Chief Executive Officer
Hereunto duly authorized
[TENANT]

EXHIBIT A

PREMISES PLAN

EXHIBIT B

SITE PLAN

EXHIBIT C

LANDLORD WORK PLAN

(See Attached)

Exhibit C

Exhibit C

EXHIBIT C - LANDLORD WORK PLAN

Hilco
Redevelopment Partners

SCOPE OF WORK

Date: 2.13.2020

Tenant: Motus GI Holdings
1st floor Tenant Improvement

Reference: BKA Architects "V6" plan dated 1.7.2020

SELECTIVE DEMOLITION

- Demolish existing partitions per plan
- Remove doors and frames per plan. Salvage for re-use as noted
- Demolish existing flooring per plan
- Remove selective grid and ceiling panels per plan
- Remove existing HVAC diffusers per plan, clean and salvage for re-use as noted

PARTITIONS

- Supply and install 5/8" GWB each side of 3 5/8" metal studs with batt insulation for all new walls, extend 6" above ceiling grid throughout, unless noted otherwise
- Demising walls, Conference Rooms and IT server room shall have walls that extend to underside of deck
- Tape and sand – Level 4 finish
- No walls being prepped for white board paint or other finishes requiring a Level 5 finish
- Patch existing walls to remain per plan
- Provide FT blocking within partition per plan for wall mounted millwork and AV equipment (provided by tenant) in Conf. 1 and Conf. 2
- Additional sound proofing and fire rating requests shall be at Tenants cost

CEILINGS

- Supply and install building standard acoustic ceiling panels and grid. New matching panels shall be provided as necessary, existing to remain where possible

DOORS AND HARDWARE

- Supply and install building standard solid core wood doors and painted pressed metal frames per plan
- Existing doors and frames in good condition shall be repurposed per plan
- Provided hardware
    - Passage and Storage sets
    - Locksets provided at IT room only

GLASS

BOSTON / 344 Boylston St. / Boston, MA 02116 / 617.530.1320 **BROCKTON** / 142 Crescent St. / Brockton, MA 02302 / 508.583.5603

Exhibit C

EXHIBIT C - LANDLORD WORK PLAN

Hilco Redevelopment Partners

- Supply and install new tempered glass sidelights as per plan to match existing
- Existing glass sidelights in good condition shall be repurposed per plan

MILLWORK/CABINETRY

- Supply and install new laminate countertops, upper and base cabinets at Break room and (1) Print area per plan
- Existing sink location at Break room to remain per plan

FLOORING

- Supply and install new carpet tile throughout entire space, unless noted otherwise
- Supply and install VCT (Vinyl Composition Tile) at IT, Engineering Lab and QA Lab
- Supply and install LVP (Luxury Vinyl Plank) at Break Room

PAINTING

- Prep, paint and prime all GWB walls throughout

PLUMBING

- Existing sink location at Break room to remain per plan
- Supply and install (1) wall mounted single sink in each of the following rooms as located in plan:
  - Engineering Lab
  - QA lab

HVAC

- Provide make safe for demo as required
- Provide labor and materials to complete all rough work for new layout. This would include new supply and return diffusers as needed. Existing diffusers and grilles will be relocated as required
- Provide distribution to the entire space along with balancing of entire space to accommodate new layout
- Any tenant specialty equipment requiring additional cooling, ventilation or exhaust is NOT included as part of the Landlord's work. If desired by Tenant, all costs for the design and construction will be paid for by the Tenant

ELECTRICAL

- Provide make safe to allow for demolition
- Receptacles and general electrical power shall be provided as follows:
  - Offices – minimum (3) standard duty 120V duplex receptacles
  - Printer area – (1) 20 AMP dedicated receptacle and (1) standard duty 120V duplex above countertop
  - Engineering Lab, QA Lab and Tech Services – (1) standard duty 120V duplex receptacles per wall
  - Break Room – existing Break Room electrical power to remain, including dedicated receptacle for refrigerator

BKA Project No.: 218091 Page 2 of 4 February 19, 2020

Exhibit C

EXHIBIT C - LANDLORD WORK PLAN

Hilco Redevelopment Partners

  - General purpose standard duty 120V duplex receptacles shall be provided, minimum 40' spacing
  - Power shall be provided to workstations as shown per plan locations
  - Provide (2) wall mounted recessed outlets and blocking for Tenant's flat screen monitors at the following locations:
    - Conference Rooms #1 and #2
- Other electrical wiring: Additional dedicated circuits, outlets or devices may be provided where feasible, at Tenant's cost
- Telephone and Data Communications
  - All wiring, equipment and termination connections are to be provided by Tenant's vendor
  - Landlord shall provide (1) box with pull string at all new hard walled spaces or rooms
- Provide all life safety wiring as required
- Lighting
  - Existing pendant and parabolic lighting to remain or be relocated as necessary for layout per plan
  - **Alternate cost options to be paid by Tenant if selected**
  - Alternate cost "A": All new 2x2 or 2x4 LED recessed lighting throughout
  - Alternate cost "B": Existing or Relocated pendant lighting at open office and Conference rooms and new 2x2 or 2x4 LED recessed lighting all other locations

FIRE PROTECTION

- Add new and/or relocate existing fire sprinkler system to accommodate new layout per code
- Add new and/or relocate existing fire alarm system components and smoke detectors to accommodate new layout per code

WINDOW BLINDS

- Existing window treatments to remain. Shall be cleaned and repaired as needed

SECURITY

- For Tenant's premises, all security wiring and equipment is to be provided by Tenant's vendor
- Tenant to coordinate with General Contractor regarding any and all security requirements

---

EXCLUSIONS

- No money or impact on schedule has been carried for any unforeseen conditions
- All appliances and furniture are to be supplied and installed by the Tenant
- All furniture installation or moving shall be Tenant's responsibility
- All equipment installation or moving shall be Tenant's responsibility
- Tele/Data shall be Tenant's responsibility

BKA Project No.: 218091 Page 3 of 4 February 19, 2020

Exhibit C

EXHIBIT C - LANDLORD WORK PLAN

Hilco Redevelopment Partners

- No specialized fire protection required
- No humidity control required
- No stand-by power

BKA Project No.: 218091 Page 4 of 4 February 19, 2020

Exhibit C

EXHIBIT D

FORM OF SNDA

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT is made and entered into as of this ____ day of March, 2020, by and among

A.	CAMBRIDGE SAVINGS BANK, having an address at 1374 Massachusetts Avenue, Cambridge, Massachusetts 02138 (together with its successors and assigns, the “Lender”),

B.	720 UNIVERSITY PROPERTY, LLC, a Delaware limited liability company, having a mailing address c/o Hilco Redevelopment Partners, 99 Summer Street, Suite 1110, Boston, Massachusetts 02110 (together with its successors and assigns, the “Landlord”), and

C.	Motus GI Holdings, Inc., a Delaware corporation, having a principal place of business at 720 University Avenue, Norwood, Massachusetts 02090 (together with its successors and assigns, the “Tenant”).

PRELIMINARY STATEMENTS

A. Reference is made to a certain INDENTURE OF LEASE of even date herewith (as same may be amended, restated or modified from time to time, the “Lease”). The Tenant is the present tenant under the Lease and the Landlord is the present landlord under the Lease. The Lease relates to a portion of the Property, as defined below, as more fully described in the Lease (the “Premises”). All capitalized terms not defined herein but defined in the Lease shall have the meanings given to such terms in the Lease.

B. The Lender is the holder of a Commercial Real Estate Promissory Note, dated as of June 4, 2018, in the original principal amount of $11,377,081.00 made by the Landlord in favor of the Lender (the “Note”), which Note is secured, inter alia, by a Mortgage, Security Agreement and Financing Statement, dated as of June 4, 2018 (as the same may be amended, renewed, modified, consolidated, replaced, extended, increased or restated from time to time, the “Mortgage”) covering the real property with the improvements thereon known as and numbered 720 University Avenue, Norwood, Massachusetts, as more particularly described in the Mortgage (including the Premises)(the “Property”). In addition, the Landlord entered into and delivered that certain Assignment of Leases and Rents in favor of the Lender, dated of even date herewith (as the same may be amended, renewed, modified, consolidated, replaced, extended, increased or restated from time to time, the “Assignment”) covering the Property.

C. The parties hereto desire to enter into this Subordination, Non-Disturbance and Attornment Agreement.

Exhibit D

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tenant, the Landlord and the Lender hereby covenant and agree as follows:

1. Subordination. The Tenant hereby agrees with the Lender that all of its right, title and interest as lessee under the Lease shall be subject to the right, title and interest of the Lender under and subordinate to the priority of the Mortgage and the Assignment (and any amendment, renewal, modification, consolidation, replacement, extension, increase or restatement thereof). In the alternative, the Lender shall have the option, at any time, upon notice to Tenant to require that the Lease be prior, rather than subordinate, to the lien of the Mortgage and the Assignment, in which event Tenant shall promptly, and without charge, execute a commercially reasonable instrument in recordable form effecting or acknowledging such priority.

2. Non-Disturbance. So long as no default on the part of Tenant exists under the Lease which continues beyond the expiration of any applicable periods of notice and grace, as would entitle the Landlord to terminate the Lease or would cause, without any further action on the part of Landlord, the termination of the Lease or would entitle the Landlord to dispossess the Tenant thereunder, the Lease shall not be terminated, nor shall such Tenant’s use, possession or enjoyment of the Premises or rights under the Lease be interfered with in any foreclosure or other action or proceeding in the nature of foreclosure or by way of any deed in lieu of any such action or proceeding, instituted under or in connection with the Mortgage or the Assignment, or, in case Lender takes possession of the Property pursuant to any provisions of the Mortgage or the Assignment unless the Landlord under the Lease would have had such right if the Mortgage or the Assignment had not been made. Neither the person or entity acquiring the interest of the Landlord under the Lease as a result of any such action or proceeding or by way of any deed in lieu of any such action or proceeding (hereinafter called the “Purchaser”) nor Lender, if Lender takes possession of the Property or otherwise succeeds to the Landlord’s interest under the Lease, shall be:

(a) liable for any act or omission of the Landlord or any predecessor(s) in interest to the Landlord in the capacity of Landlord under the Lease, if any (together, the “Prior Landlord”), which was to have been performed under the Lease, except for defaults of a continuing nature;

(b) liable for the return of any security deposit which Tenant under the Lease has paid to the Landlord or the Prior Landlord under the Lease, except to the extent that the amount thereof is turned over to the Purchaser or the Lender, as the case may be;

(c) subject to any offsets or defenses which the Tenant under the Lease might have against the Landlord or the Prior Landlord under the Lease except to the extent expressly set forth in the Lease;

(d) bound by the payment of any basic rent, additional rent, percentage rent or any other payments (any and all of which are herein referred to as “Rent”) which the Tenant might have paid under the Lease for more than one month in advance to the Landlord under the Lease, except with respect to estimated payments on account of Taxes and Operating Expenses to the extent actually paid to Landlord to the extent provided in the Lease;

(e) except for the amendments and modifications described in the Preliminary Statements, bound by any amendment or modification of the Lease made without Lender’s prior written consent and not otherwise permitted under the Mortgage and/or the Assignment;

Exhibit D

(f) personally liable for any default under the Lease or the violation of any covenant or breach of any obligation on its part to be performed thereunder as successor to the Landlord which first occurs prior to the Lender’s or the Purchaser’s taking of possession or ownership of the Property, it being acknowledged that Tenant’s sole remedy in the event of such default shall be to proceed against the Purchaser’s or Lender’s then interest in the Property to recover any monetary damages, provided that Purchaser or Lender shall be liable to cure defaults of a continuing nature;

(g) liable for or deemed to incur any obligation with respect to any breach of warranties or representations of Landlord or the Prior Landlord under the Lease respecting Landlord’s authority;

(h) liable for any consequential or other damages which may have been incurred by Tenant by reason of any breach of obligations to be performed by Landlord or the Prior Landlord, except for defaults of a continuing nature; or

(i) liable for any leasing commissions, the triggering event for which arose prior to the date Lender or any Purchaser succeeded to Landlord’s interest.

Notwithstanding anything contained herein to the contrary, if Lender or any Purchaser succeeds to Landlord’s interests under the Lease, such party shall have absolutely no obligation to perform any leasehold improvements or other construction obligations in the Property on the part of Landlord to have been performed, other than completing the initial build out of the Premises and providing the tenant improvement allowance in connection therewith all as more particularly set forth in the Lease, as well as any ongoing maintenance and repair obligations which are required to be performed by the Landlord under the terms of the Lease or to restore the Premises after a casualty or taking (to the extent required under the Lease).

3. Attornment. Unless the Lease is terminated in accordance with Paragraph 2, if the interests of the Landlord under the Lease shall be transferred by reason of the exercise of the power of sale contained in the Mortgage or by any foreclosure or other proceeding for enforcement of the Mortgage, or by deed in lieu of foreclosure or such other proceeding, or if the Lender takes possession of the Property pursuant to any provisions of the Mortgage or the Assignment, Tenant thereunder shall be bound to the Purchaser or the Lender, as the case may be, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if the Purchaser or Lender were the Landlord under the Lease, and Tenant does hereby attorn to the Purchaser or Lender, as the same may be (if it takes title to or possession of the Property), as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instruments upon the succession by Purchaser to the interest of the Landlord under the Lease or the taking of title to or possession of the Property by Lender. Nevertheless, Tenant shall, from time to time, execute and deliver such instruments evidencing such attornment as Purchaser or Lender may require. The respective rights and obligations of Purchaser, Lender and Tenant upon such attornment, to the extent of the then remaining balance of the term of the Lease and any extensions and renewals, shall be and are the same as now set forth in the Lease except as otherwise expressly provided in Paragraph 2.

Exhibit D

4. Assignment of Leases. Tenant hereby acknowledges and agrees that all of the Landlord’s right, title and interest as lessor under the Lease is being duly assigned to Lender pursuant to the terms of the Assignment, and that pursuant to the terms thereof all rental payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease unless and until Tenant is otherwise notified in writing by Lender. Upon receipt of any such written notice from Lender, Tenant covenants and agrees to make payment of all rental payments then due or to become due under the Lease directly to Lender or to Lender’s agent designated in such notice and to continue to do so until otherwise notified in writing by Lender. Landlord hereby irrevocably directs and authorizes Tenant to make rental payments directly to Lender following receipt of such notice without any obligation to inquire as to whether any default exists under the Mortgage or the Assignment or the indebtedness secured thereby, and notwithstanding any notice or claim of Landlord to the contrary, and that Landlord shall have no right or claim against Tenant for or by reason of any rental payments made by Tenant to Lender following receipt of such notice. Payments of Rent made by Tenant, pursuant to any notice given it by Lender, shall be deemed in satisfaction of Tenant’s rental obligations under the Lease to the same extent as if such Rent were paid directly to Landlord. Tenant further acknowledges and agrees: (a) that under the provisions of the Assignment, the Lease cannot be terminated except as provided in the Lease (nor can Landlord accept any surrender of the Lease) nor amended or modified in any of its material terms, consent by Landlord be given to the waiver or release of Tenant from the performance or observance of any obligation under the Lease, in each such case, without the prior written consent of Lender except as otherwise provided in the Assignment, and without such consent no Rent may be collected or accepted by Landlord more than one month in advance; and (b) that the interest of Landlord as lessor under the Lease has been assigned to Lender for the purposes specified in the Assignment, and Lender assumes no duty, liability or obligation under the Lease by reason of the Mortgage and/or the Assignment, except only under the circumstances, terms and conditions specifically set forth in the Mortgage, the Assignment and this Agreement.

5. Notice of Default by Landlord. Tenant, as lessee under the Lease, hereby covenants and agrees to give Lender written notice properly specifying wherein the Landlord under the Lease has failed to perform any of the covenants or obligations of the Landlord under the Lease, simultaneously with the giving of any notice of such default to the Landlord under the provisions of the Lease. Tenant agrees that Lender shall have the right, but not the obligation, within the time period specified in the Lease, plus an additional thirty (30) days (or, if no time period is specified, a reasonable time, provided that the Lender is diligently prosecuting the same) from the later of (i) the expiration of the period allowed under the Lease for cure by Landlord, or (ii) the date Tenant has notified Lender that Landlord has failed to cure such default within the period provided in the Lease (or within such additional time as is reasonably required to cure any such default, provided Lender shall be diligently prosecuting the same) to correct or remedy, or cause to be corrected or remedied, each such default before Tenant may take any action under the Lease by reason of such default. If, in order to cure a default of Landlord, it is necessary for Lender to take possession or acquire title to the Property, or both, then Lender shall be afforded such time as may reasonably be required in order to institute and prosecute proceedings to do so, provided Lender shall diligently prosecute the same. Such notices shall be delivered to the Lender, the Landlord and the Tenant at the addresses set forth in the preamble to this Agreement with copies to be sent as follows:

Exhibit D

If to Lender, to the attention of Nicholas Donofrio, First Vice President

with copies to:	Bruce I. Miller, Esq.
Pierce Atwood LLP
100 Summer Street, 22nd Floor
Boston, MA 02110

If to Landlord, with a copy to:	Goulston & Storrs PC
400 Atlantic Avenue
Boston, Massachusetts 02110-3333
Attn: Hilco/University Avenue

And:	Hilco Redevelopment Partners
111 S. Wacker Drive, Suite 3000
Chicago, IL 60606
Attn: Anne Garr, General Counsel

If to Tenant, with a copy to:	Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York, 10020
Attn: Steven M. Skolnick

or to such other address as any party shall provide to the other parties by giving written notice to such other parties as set forth above, or to such other address as may be designated by written notice from such other parties.

6. No Further Subordination. Except as expressly provided to the contrary in Paragraph 2 hereof, Landlord and Tenant covenant and agree with Lender that there shall be no further subordination of the interest of lessee under the Lease to any lender or to any other party without first obtaining the prior written consent of Lender. Any attempt to effect a further subordination of lessee’s interest under the Lease without first obtaining the prior written consent of Lender shall be null and void.

7. As to Landlord and Tenant. As between Landlord and Tenant, Landlord and Tenant covenant and agree that nothing herein contained nor anything done pursuant to the provisions hereof shall be deemed or construed to modify the Lease.

8. As to Landlord and Lender. As between Landlord and Lender, Landlord and Lender covenant and agree that nothing herein contained nor anything done pursuant to the provisions hereof shall be deemed or construed to modify the Mortgage or the Assignment.

Exhibit D

9. Title of Paragraphs. The titles of the paragraphs of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

11. Binding Agreement. The terms “Lender,” “Landlord” and “Tenant” shall be construed to include the heirs, executors, administrators, successors and assigns of the respective parties hereto, including, in the case of Lender, an assignee(s) of the Lender and anyone who succeeds to title to the Property after foreclosure or a deed in lieu thereof, and this Agreement shall inure to their benefit and be binding on them. Except to the extent set forth in the Lease or herein to the contrary, any obligation of the Landlord under the Lease to be assumed by the Lender or Purchaser shall be only for and during such time as the Lender or Purchaser, as the case may be, shall be the owner, except that any obligation of Landlord as to maintenance and repair to be assumed by the Lender or Purchaser shall be only for and during such time as the Lender or Purchaser, as the case may be, shall be in possession.

12. No Modification Unless in Writing, Etc. No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising hereunder shall be valid or effective unless in writing and signed by the party against whom the same is sought to be asserted.

13. Severability. In the event that any provision or provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable by the final ruling of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, and in the place of such invalid, illegal or unenforceable provision there shall be substituted a like, but valid, legal and enforceable provision which most nearly accomplishes the original intention of the parties, as evidenced by this Agreement.

14. Further Assurances. The Landlord and the Tenant from time to time shall execute and deliver at the Lender’s request all instruments that may be reasonably necessary or appropriate to evidence their agreements hereunder.

15. Counterparts. This Agreement may be executed in one or more counterparts including by PDF or other electronic manner, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

16. Conflict Between Documents. In the event of any conflict between the provisions of the Lease and this Agreement affecting rights and obligations of Lender and Tenant, the provisions of this Agreement shall control.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Exhibit D

EXECUTED as a sealed instrument as of the day and year first above written.

LENDER:

CAMBRIDGE SAVINGS BANK

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF ________________________________

On this ____ day of _____________, 2020, before me, the undersigned notary public, personally appeared ___________________________, the ______________________ of CAMBRIDGE SAVINGS BANKS and proved to me through satisfactory evidence of identification, which was ___________________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that s/he signed it voluntarily in the aforesaid capacity for its stated purpose.

WITNESS my hand and official seal.

Notary Public

My Commission Expires:

Exhibit D

LANDLORD:

720 UNIVERSITY PROPERTY, LLC

By:
Name:
Its:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF ________________________________

On this ____ day of _____________, 2020, before me, the undersigned notary public, personally appeared ___________________________, the ______________________ of 720 UNIVERSITY PROPERTY, LLC and proved to me through satisfactory evidence of identification, which was ___________________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that s/he signed it voluntarily in the aforesaid capacity for its stated purpose.

WITNESS my hand and official seal.

Notary Public

My Commission Expires:

Exhibit D

TENANT:

MOTUS GI HOLDINGS, INC.

By:
Name:
Its:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF ________________________________

On this ____ day of _____________, 20__, before me, the undersigned notary public, personally appeared ___________________________, the ______________________ of MOTUS GI HOLDINGS, INC. and proved to me through satisfactory evidence of identification, which was ___________________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that s/he signed it voluntarily in the aforesaid capacity for its stated purpose.

WITNESS my hand and official seal.

Notary Public

My Commission Expires:

Exhibit D

Exhibit E

Form of Letter of Credit